EXHIBIT 99.4

Item 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Central European Distribution Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Central European Distribution Corporation (“CEDC” or the “Company”) and its subsidiaries at December 31, 2009 and December 31, 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2009 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Notes 1 and 2 to the consolidated financial statements, the Company changed the manner in which it accounts for non-controlling interests, debt with conversion features and business combinations in 2009. As further discussed in Notes 1 and 2 to the consolidated financial statements, the Company also changed the presentation of its distribution business to discontinued operations and the consolidation of the Whitehall Group to the equity method of accounting in 2010.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in the Management’s Report in Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2009 Annual Report on Form 10-K, management has excluded the Russian Alcohol Group from its assessment of internal control over financial reporting as of December 31, 2009 because it was acquired by the Company in a purchase business combination during the year ended December 31, 2009. We have also excluded the Russian Alcohol Group from our audit of internal control over financial reporting. The Russian Alcohol group is a wholly-owned subsidiary whose total assets and total revenues represent 20.0% and 21.2%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers Sp. z o.o.

Warsaw, Poland

March 1, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the retrospective adoption of ASC Topic 810 in relation to the de-consolidation of the Whitehall Group and the presentation of the Company’s distribution business as discontinued operations, as discussed in Notes 1 and 2, as to which the date is November 23, 2010.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED BALANCE SHEET

Amounts in columns expressed in thousands

(except share information)

	December 31, 2009	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$126,439	$84,639
Restricted cash	481,419	0
Accounts receivable, net of allowance for doubtful accounts of $37,630 and $11,768 respectively	475,126	253,527
Inventories	92,216	84,426
Prepaid expenses and other current assets	33,302	8,469
Loans granted	1,608	1,608
Loans granted to affiliates	7,635	7,575
Deferred income taxes	82,609	23,426
Current assets of discontinued operations	267,561	214,761

Total Current Assets	1,567,915	678,431

Intangible assets, net	773,222	564,066
Goodwill, net	1,484,072	502,441
Property, plant and equipment, net	215,916	76,662
Deferred income taxes	27,123	12,886
Equity method investment in affiliates	244,504	397,601
Subordinated loans to affiliates	0	107,707
Non-current assets of discontinued operations	101,778	96,345

Total Non-Current Assets	2,846,615	1,757,708

Total Assets	$4,414,530	$2,436,139

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$113,006	$96,345
Bank loans and overdraft facilities	81,053	37,048
Income taxes payable	3,827	4,754
Taxes other than income taxes	208,784	122,180
Other accrued liabilities	91,435	67,832
Short-term obligations under Senior Notes	358,943	0
Current portions of obligations under capital leases	481	889
Deferred consideration	160,880	0
Current liabilities of discontinued operations	194,761	180,321

Total Current Liabilities	1,213,170	509,369

Long-term debt, less current maturities	106,043	170,510
Long-term obligations under capital leases	480	773
Long-term obligations under Senior Notes	1,205,467	633,658
Long-term accruals	3,214	5,806
Deferred income taxes	198,174	106,485
Non-current liabilities of discontinued operations	2,820	1,421

Total Long Term Liabilities	1,516,198	918,653

Stockholders’ Equity
Common Stock ($0.01 par value, 80,000,000 shares authorized, 69,411,845 and 47,344,874 shares issued at December 31, 2009 and December 31, 2008, respectively)	694	473
Additional paid-in-capital	1,296,391	816,490
Retained earnings	264,917	186,588
Accumulated other comprehensive income/(loss) of continuing operations	82,994	(39,170)
Accumulated other comprehensive income of discontinued operations	40,316	29,280
Less Treasury Stock at cost (246,037 shares at December 31, 2009 and December 31, 2008, respectively)	(150)	(150)

Total CEDC Stockholders’ Equity	1,685,162	993,511

Noncontrolling interests in subsidiaries	0	14,606

Total Equity	1,685,162	1,008,117

Total Liabilities and Stockholders’ Equity	$4,414,530	$2,436,139

The accompanying notes are an integral part of the consolidated financial statements.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in columns expressed in thousands

(except per share information)

	Year ended December 31,
	2009	2008	2007

Sales	$1,532,352	$1,289,963	$934,992
Excise taxes	(842,938)	(718,721)	(536,942)
Net Sales	689,414	571,242	398,050
Cost of goods sold	340,482	321,274	254,615

Gross Profit	348,932	249,968	143,435

Operating expenses	164,467	114,607	62,897

Operating Income	184,465	135,361	80,538

Non operating income / (expense), net
Interest (expense), net	(73,468)	(47,810)	(33,867)
Other financial income / (expense), net	25,193	(123,801)	13,594
Amortization of deferred charges	(38,501)	0	0
Other non operating (expenses), net	(934)	(488)	(2,272)

Income/(loss) before taxes and equity in net income from unconsolidated investments	96,755	(36,738)	57,993

Income tax expense	(18,495)	(1,382)	(9,054)
Equity in net earnings/(losses) of affiliates	(5,583)	1,168	0

Income / (loss) from continuing operations	72,677	(36,952)	48,939

Discontinued operations
Income from operations of distribution business	9,410	27,203	36,087
Income tax (expense)	(1,050)	(5,169)	(6,856)

Income on discontinued operations	8,360	22,034	29,231

Net income / (loss)	81,037	(14,918)	78,170

Less: Net income attributable to noncontrolling interests in subsidiaries	2,708	3,680	1,068

Net income /(loss) attributable to CEDC	$78,329	($18,598)	$77,102

Income / (loss) from continuing operations per share of common stock, basic	$1.35	($0.84)	$1.23
Income from discontinued operations per share of common stock, basic	$0.16	$0.50	$0.73

Net income / (loss) from operations per share of common stock, basic	$1.51	($0.34)	$1.96

Income / (loss) from continuing operations per share of common stock, diluted	$1.35	($0.84)	$1.21
Income from discontinued operations per share of common stock, diluted	$0.15	$0.49	$0.72

Net income / (loss) from operations per share of common stock, diluted	$1.50	($0.34)	$1.93

The accompanying notes are an integral part of the consolidated financial statements.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN

STOCKHOLDERS’ EQUITY

Amounts in columns expressed in thousands

(except per share information)

	Common Stock				Additional Paid-in Capital	Retained Earnings	Accumulated other comprehensive income	Accumulated other comprehensive income	Noncontrolling interest in subsidiaries	Total
	Common Stock		Treasury Stock				of continuing operations	of discontinued operations

	No. of Shares	Amount	No. of Shares	Amount
Balance at December 31, 2006	38,692	$387	246	($150)	$374,985	$128,084	($7,307)	$24,600	$21,395	$541,994

Net income for 2007	0	0	0	0	0	77,102	0	0	1,068	78,170
Foreign currency translation adjustment	0	0	0	0	0	0	163,060	2,376	(21,982)	143,454

Comprehensive income for 2007	0	0	0	0	0	77,102	163,060	2,376	(20,914)	221,624
Common stock issued in public placement	1,554	16	0	0	42,338	0	0	0	0	42,354
Common stock issued in connection with options	272	3	0	0	5,538	0	0	0	0	5,541
Common stock issued in connection with acquisitions	48	0	0	0	1,693	0	0	0	0	1,693
Refundable purchase price related to Botapol acquisition	0	0	0	0	5,000	0	0	0	0	5,000
Balance at December 31, 2007	40,566	$406	246	($150)	$429,554	$205,186	$155,753	$26,976	$481	$818,206

Net (loss) for 2008	0	0	0	0	0	(18,598)	0	0	3,680	(14,918)
Foreign currency translation adjustment	0	0	0	0	0	0	(194,923)	2,304	10,445	(182,174)

Comprehensive income for 2008	0	0	0	0	0	(18,598)	(194,923)	2,304	14,125	(197,092)
Common stock issued in public placement	3,576	36	0	0	233,809	0	0	0	0	233,845
Common stock issued in connection with options	121	1	0	0	5,739	0	0	0	0	5,740
Common stock issued in connection with acquisitions	3,082	30	0	0	134,601	0	0	0	0	134,631
Balance at December 31, 2008 (as reported)	47,345	$473	246	($150)	$803,703	$188,595	($39,170)	$29,280	$14,606	$997,337

Adoption of ASC 470-20	0	0	0	0	12,787	(2,007)	0	0	0	10,780
Balance at December 31, 2008 (as adjusted)	47,345	$473	246	($150)	$816,490	$186,588	($39,170)	$29,280	$14,606	$1,008,117

Net income / (loss) for 2009	0	0	0	0	0	78,329	0	0	2,708	81,037
Foreign currency translation adjustment	0	0	0	0	0	0	122,164	11,036	(4,018)	129,182

Comprehensive income for 2009	0	0	0	0	0	78,329	122,164	11,036	(1,310)	210,219
Common stock issued in public placement	17,935	179	0	0	486,967	0	0	0	0	487,146
Common stock issued in connection with options	63	1	0	0	4,634	0	0	0	0	4,635
Common stock issued in connection with acquisitions	4,069	41	0	0	81,156	0	0	0	0	81,197
Acquisition of Russian Alcohol Group	0	0	0	0	0	0	0	0	50,000	50,000
Purchase of Russian Alcohol Group shares from noncontrolling interest	0	0	0	0	(29,401)	0	0	0	(52,382)	(81,783)
Purchase of Whitehall Group shares from noncontrolling interest	0	0	0	0	(20,195)	0	0	0	0	(20,195)
Gross up on trademarks in Parliament	0	0	0	0	0	0	0	0	15,993	15,993
Purchase of Parliament Group shares from noncontrolling interest	0	0	0	0	(43,260)	0	0	0	(26,907)	(70,167)
Balance at December 31, 2009	69,412	$694	246	($150)	$1,296,391	$264,917	$82,994	$40,316	$0	$1,685,162

The accompanying notes are an integral part of the consolidated financial statements.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

Amounts in columns expressed in thousands

	Twelve months ended December 31,
	2009	2008	2007
Cash flows from operating activities of continuing operations
Net income / (loss)	$81,037	($14,918)	$78,170
Adjustments to reconcile net income / (loss) to net cash provided by / (used in) operating activities:
Net (income) from discontinued operations	(8,360)	(22,034)	(29,231)
Depreciation and amortization	11,274	9,929	6,428
Deferred income taxes	(34,941)	(19,285)	10,148
Unrealized foreign exchange (gains) / losses	(38,760)	133,528	(23,940)
Cost of debt extinguishment	0	1,156	11,864
Stock options fair value expense	3,782	3,850	1,866
Dividends received from Whitehall Group	10,868	0	0
Hedge fair value revaluation	9,160	0	0
Equity (income)/loss in affiliates	5,583	(1,168)	0
Gain on fair value remeasurement of previously held equity interest, net of impairment	(12,418)	0	0
Amortization of deferred charges	38,501	0	0
Other non cash items	(1,175)	2,025	5,219
Changes in operating assets and liabilities:
Accounts receivable	(21,433)	(84,480)	(11,217)
Inventories	35,590	8,745	(1,356)
Prepayments and other current assets	27,906	13,864	(403)
Trade accounts payable	(92,552)	27,952	(5,888)
Other accrued liabilities and payables	75,690	38,506	(18,782)

Net cash provided by operating activities from continuing operations	89,752	97,670	22,878

Cash flows from investing activities of continuing operations
Investment in fixed assets	(16,080)	(19,652)	(20,900)
Proceeds from the disposal of fixed assets	3,874	2,325	2,670
Changes in restricted cash	(481,419)	0	0
Refundable purchase price related to Botapol acquisition	0	0	5,000
Acquisitions of subsidiaries, net of cash acquired	(573,504)	(548,799)	(141,005)

Net cash (used in) investing activities from continuing operations	(1,067,129)	(669,626)	(154,235)

Cash flows from financing activities of continuing operations
Borrowings on bank loans and overdraft facility	5,810	94,845	0
Borrowings on long-term bank loans	0	35,617	122,508
Payment of bank loans, overdraft facility and other borrowings	(112,084)	(23,131)	(31,923)
Payment of long-term borrowings	(265,517)	0	8
Net borrowings of Senior Secured Notes	929,569	0	0
Payment of Senior Secured Notes	0	(26,996)	(95,440)
Repayment of obligation to former shareholders	(28,814)	0	0
Hedge closure	(14,417)	0	0
Repayment of short term capital leases	(535)	(772)	(1,071)
Proceeds from short term capital leases	0	1,216	445
Issuance of shares in public placement	490,974	233,845	42,354
Transactions with equity holders	(7,876)	0	0
Net borrowings on Convertible Senior Notes	0	304,403	0
Options exercised	854	1,899	3,976

Net cash provided by financing activities from continuing operations	997,964	620,926	40,857

Cash flows from discontinued operations
Net cash provided by / (used in) operating activities of discontinued operations	19,527	(655)	206
Net cash (used in) investing activities of discontinued operations	(2,596)	(2,920)	(4,887)
Net cash provided by / (used in) financing activities of discontinued operations	(11,656)	(8,032)	16,066

Net cash provided by/(used in) discontinued operations	5,275	(11,607)	11,385

Adjustment to reconcile the change in cash balances of discontinued operations	(5,275)	11,607	(11,385)
Currency effect on brought forward cash balances	21,213	(34,564)	12,796
Net Increase / (Decrease) in Cash	41,800	14,406	(77,704)
Cash and cash equivalents at beginning of year	84,639	70,233	147,937

Cash and cash equivalents at end of year	$126,439	$84,639	$70,233

Supplemental Schedule of Non-cash Investing Activities
Common stock issued in connection with investment in subsidiaries	$81,197	$134,631	$1,693

Supplemental disclosures of cash flow information
Interest paid	$68,865	$52,734	$38,339
Income tax paid	$16,270	$33,865	$20,391

The accompanying notes are an integral part of the consolidated financial statements.

1. Organization and Significant Accounting Policies

Organization and Description of Business

Central European Distribution Corporation (“CEDC”), a Delaware corporation, and its subsidiaries (collectively referred to as “we,” “us,” “our,” or the “Company”) operate primarily in the alcohol beverage industry. The Company is Central Europe’s largest integrated spirit beverages business. The Company is also the largest vodka producer by value and volume in Poland and Russia and produces the Absolwent, Zubrowka, Bols, Parliament, Green Mark, Soplica and Zhuravli brands, among others. In addition, it produces and distributes Royal Vodka, the number one selling vodka in Hungary. As well as sales and distribution of its own branded spirits, the Company is a leading exclusive importer of wines and spirits in Poland, Russia and Hungary. As disclosed further in Notes, due to the sale of its distribution business completed on August 2, 2010 the Company has presented the distribution business in Poland as a discontinued operation in these restated financial statements for the year ended December 31, 2009.

Significant Accounting Policies

The significant accounting policies and practices followed by the Company are as follows:

Basis of Presentation

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. Our Company consolidates all entities that we control by ownership of a majority voting interest. We also consolidated Russian Alcohol, where we obtained full voting control in January 2010. All inter-company accounts and transactions have been eliminated in the consolidated financial statements.

CEDC’s subsidiaries maintain their books of account and prepare their statutory financial statements in their respective local currencies.

The subsidiaries’ financial statements have been adjusted to reflect accounting principles generally accepted in the United States of America (U.S. GAAP).

Effective January 1, 2009, we also adopted the following pronouncements which require us to retrospectively restate previously disclosed consolidated financial statements. As such, certain prior period amounts have been reclassified in the consolidated financial statements to conform to the current period presentation.

•

We adopted the provisions of Accounting Standards Codification (“ASC”) Topic 810-10, “Consolidation”, which establishes and expands accounting and reporting standards for minority interests (which are recharacterized as noncontrolling interests) in a subsidiary and the deconsolidation of a subsidiary. As a result of our adoption of this standard, amounts previously reported as minority interests in other partnerships on our balance sheets are now presented as noncontrolling interests in other partnerships within equity.

As a result of adoption of ASC Topic 810-10, as at December 31, 2008, noncontrolling interest related to our shareholding in Parliament and Polmos Bialystok amounting to $14.6 million would be reported as part of equity.

ASC Topic 810-10 applies prospectively, except for presentation and disclosure requirements, which are applied retrospectively.

•

We adopted ASC Topic 470-20, “Debt with Conversion and Other Options” that is effective for our $310.0 million aggregate principal amount of 3.00% Convertible Senior Notes (“CSN”) and requires retrospective application for all periods presented. The ASC Topic 470-20 requires the issuer of convertible debt instruments with cash settlement features to separately account for the liability ($290.3 million as of the date of the issuance of the CSNs) and equity components ($19.7 million as of the date of the issuance of the CSNs) of the instrument. The debt component was recognized at the present value of its cash flows discounted using a 4.5% discount rate, our borrowing rate at the date of the issuance of the CSNs for a similar debt instrument without the conversion feature. The equity component, recorded as additional paid-in capital, was $12.8 million, which represents the difference between the proceeds from the issuance of the Debentures and the fair value of the liability, net of deferred taxes of $6.9 million as of the date of the issuance of the CSNs.

ASC Topic 470-20 also requires an accretion of the resultant debt discount over the expected life of the CSNs, which is March 7, 2008 to March 15, 2013. The consolidated statement of operations were retroactively modified compared to previously reported amounts as follows (in thousands, except per share amounts):

Year ended December 31, 2008
Additional pre-tax non-cash interest expense	3,087
Additional deferred tax benefit	1,080
Retroactive change in net income and retained earnings	(2,006)
Change to basic earnings per share	($0.05)
Change to diluted earnings per share	($0.05)

For the year ended December 31, 2009, the additional pre-tax non-cash interest expense recognized in the consolidated statement of operations was $3.9 million. Accumulated amortization related to the debt discount was $7.0 million and $3.1 million as of December 31, 2009 and December 31, 2008, respectively. The annual pre-tax increase in non-cash interest expense on our consolidated statements of operations to be recognized until 2013, the maturity date of the CSNs, is as follows (in thousands):

Pre-tax increase in non-cash interest expense
2010	4,098
2011	4,282
2012	4,285

The FASB has issued FASB Statement No. 168, The “FASB Accounting Standards Codification™” and the Hierarchy of Generally Accepted Accounting Principles codified as ASC Topic 105 “Generally Accepted Accounting Principles”. ASC Topic 105 establishes the FASB Accounting Standards Codification™ (Codification or ASC) as the single source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative.

Following the Codification, the Board will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates, which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

GAAP is not intended to be changed as a result of the FASB’s Codification project, but it will change the way the guidance is organized and presented. As a result, these changes will have a significant impact on how companies reference GAAP in their financial statements and in their accounting policies for financial statements issued for interim and annual periods ending after September 15, 2009. CEDC adopted the Codification by providing references to the Codification topics alongside references to the existing standards.

As a result of requirements set out in ASC 810, the Company changed the method of consolidation of Whitehall Group, in which the Company controls 49% of the voting interest from consolidation to the equity method of accounting. This change was applied retrospectively to all the periods presented in the financial statements.

For the purpose of financial reporting Management analyzed the requirements of U.S. GAAP (mainly ASC 360-10 PP&E and ASC 205-20 Presentation of Financial Statements) and concluded that the Company’s activities meet the required criteria and therefore it is necessary to present its distribution business in Poland, described below, as a component held for sale. On August 2, 2010 the Company has closed the sale of 100% of its distribution business in Poland to Eurocash S.A. for a purchase price of 378.6 million Polish zlotys ($124.2 million) in cash, on a debt free, cash free basis, after all price adjustments.

As of 2009, the Company had transferred all of the entities that have been subsequently discontinued into a separate legal structure in order to prepare them for sale. Prior to that, these entities, while generally separate legal entities, were highly integrated into the our main operations. In preparing the discontinued operations information for years prior to 2009, we have assessed the data that was available for each significant financial statement line item. Sales and cost of sales were known as the Company has detailed information in this area, as were certain other costs such as payroll. In relation to carved out distribution operations from Carey Agri certain other costs, such as IT, marketing transport, etc were allocated from the entire business of Carey Agri based on the ratios of the total costs for the Carey Agri business less those costs that were specific to import activity of Carey Agri. Income taxes were allocated to the legal entities based on the Polish tax rate of 19%, as the distribution business was a not a business that generated significant permanent tax differences under the Polish tax code. No allocations of overhead or other costs from the remaining parts of the continuing business were made to the discontinued operations.

The table below presents the impact from the change in the presentation of the Company’s distribution business to discontinued operations as well as the impact of the adoption of ASC Topic 810 in relation to Whitehall Group on the Consolidated Statements of Operations and Consolidated Balance Sheet of the Company as of December 31, 2009 and as of December 31, 2008 in comparison to information previously filed in the Company’s Form 10-K for 2009.

	December 31, 2009	Whitehall Group	Distribution business	December 31, 2009 (as reported)
Total Current Assets	$1,567,915	$(121,629)	$73,414	$1,616,130
Total Non-Current Assets	2,846,615	15,852	0	2,830,763
Total Current Liabilities	1,213,170	(85,238)	74,155	1,224,253
Total Long Term Liabilities	1,516,198	0	1,608	1,514,590
Redeemable noncontrolling interests in Whitehall Group	0	(22,888)	0	22,888

	December 31, 2008	Whitehall Group	Distribution business	December 31, 2008 (as reported)
Total Current Assets	$678,431	$(132,609)	$45,172	$765,868
Total Non-Current Assets	1,757,708	39,890	0	1,717,818
Total Current Liabilities	509,369	(95,959)	45,172	560,156
Total Long Term Liabilities	918,653	0	0	918,653
Redeemable noncontrolling interests in Whitehall Group	0	(33,642)	0	33,642

Adjustments in the tables above related to the disposal of distribution business represent the assets and liabilities in that business that are subsequently retained by the Company going forward.

	2009	Whitehall Group	Distribution business	2009 (as reported)

Net Sales	689,414	(184,331)	(633,394)	1,507,139
Gross Profit	348,932	(72,079)	(73,585)	494,596

Operating expenses	164,467	(52,412)	(61,569)	278,448
Operating Income	184,465	(19,667)	(12,016)	216,148

Income before taxes and equity in net income from unconsolidated investments	96,755	(13,957)	(9,410)	120,122

Income tax expense	(18,495)	3,360	1,050	(22,905)
Equity in net earnings of affiliates	(5,583)	7,519	0	(13,102)

Income / (loss) from continuing operations	72,677	(3,078)	(8,360)	84,115

Discontinued operations
Income / (loss) from operations of distribution business	9,410	0	9,410	0
Income tax (expense)	(1,050)	0	(1,050)	0

Income / (loss) on discontinued operations	8,360	0	8,360	0

Net income / (loss)	81,037	(3,078)	0	84,115

Less: Net income attributable to noncontrolling interests in subsidiaries	2,708	0	0	2,708
Less: Net income attributable to noncontrolling interests in Whitehall Group	0	(3,078)	0	3,078
Net income /(loss) attributable to CEDC	$78,329	$0	$0	$78,329

	2008	Whitehall Group	Distribution business	2008 (as reported)

Net Sales	571,242	(168,094)	(907,668)	1,647,004
Gross Profit	249,968	(58,500)	(113,637)	422,105

Operating Income	135,361	(33,629)	(29,742)	198,732

Income before taxes and equity in net income from unconsolidated investments	36,738	(22,294)	(27,203)	12,759

Income tax expense	(1,382)	5,321	5,169	(11,872)
Equity in net earnings of affiliates	1,168	10,170	0	(9,002)

Income / (loss) from continuing operations	(36,952)	(6,803)	(22,034)	(8,115)

Discontinued operations
Income / (loss) from operations of distribution business	27,203	0	27,203	0
Income tax (expense)	(5,169)	0	(5,169)	0

Income / (loss) on discontinued operations	22,034	0	22,034	0

Net income / (loss)	(14,918)	(6,803)	0	(8,115)

Less: Net income attributable to noncontrolling interests in subsidiaries	3,680	0	0	3,680
Less: Net income attributable to noncontrolling interests in Whitehall Group	0	(6,803)	0	6,803

Net income /(loss) attributable to CEDC	($18,598)	$0	$0	($18,598)

	2007	Distribution business	2007 (as reported)

Net Sales	398,050	(791,772)	1,189,822
Gross Profit	143,435	(105,327)	248,762

Operating Income	80,538	(37,547)	118,085

Income before taxes and equity in net income from unconsolidated investments	57,993	(36,087)	94,080

Income tax expense	(9,054)	6,856	(15,910)

Income / (loss) from continuing operations	48,939	(29,231)	78,170

Discontinued operations
Income / (loss) from operations of distribution business	36,087	36,087	0
Income tax (expense)	(6,856)	(6,856)	0

Income / (loss) on discontinued operations	29,231	29,231	0

Net income / (loss)	78,170	0	78,170

Less: Net income attributable to noncontrolling interests in subsidiaries	1,068	0	1,068

Net income /(loss) attributable to CEDC	$77,102	$0	$77,102

The Company has performed an evaluation of subsequent events through March 1, 2010, which is the date the financial statements were issued. The Company also performed an evaluation through November 23, 2010 for the effects of presentation of distribution business as discontinued operations and Whitehall Group deconsolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates and such differences may be material to the consolidated financial statements.

Foreign Currency Translation and Transactions

For all of the Company’s subsidiaries the functional currency is the local currency. Assets and liabilities of these operations are translated at the exchange rate in effect at each year-end. The Statement of Operations are translated at the average rate of exchange prevailing during the respective year. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of stockholders’ equity. Transaction adjustments arising from operations as well as gains and losses from any specific foreign currency transactions are included in the reported net income/(loss) for the period.

The accompanying consolidated financial statements have been presented in U.S. dollars.

Tangible Fixed Assets

Tangible fixed assets are stated at cost, less accumulated depreciation. Depreciation of tangible fixed assets is computed by the straight-line method over the following useful lives:

Type	Depreciation life in years
Transportation equipment including capital leases	5
Production equipment	10
Software	5
Computers and IT equipment	3
Beer dispensing and other equipment	2-10
Freehold land	Not depreciated
Freehold buildings	40

Leased equipment meeting appropriate criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on a straight-line method over the useful life of the relevant assets.

Where the cost of equipment is approximately $1,500 per transaction, it is expensed to the statement of operations as incurred.

The Company periodically reviews its investment in tangible fixed assets and when indicators of impairment exist, an impairment loss is recognized.

Goodwill

Following the adoption of ASC Topic 805 and ASC Topic 350, goodwill and certain intangible assets having indefinite lives are no longer subject to amortization. Their book values are tested annually for impairment, or more frequently, if facts and circumstances indicate the need. Fair value measurement techniques, such as the discounted cash flow methodology, are utilized to assess potential impairments. For goodwill the testing is performed at each reporting unit level. In the discounted cash flow method, the Company discounts forecasted performance plans to their present value. The discount rate utilized is the weighted average cost of capital for the reporting unit. US GAAP requires the impairment test to be performed in two stages. If the first stage does not indicate that the carrying values of the reporting units exceed the fair values, the second stage is not required. When the first stage indicates potential impairment, the company has to complete the second stage of the impairment test and compare the implied fair value of the reporting units’ goodwill to the corresponding carrying value of goodwill.

Involvement of the Company in variable interest entities (“VIEs”) and continuing involvement with transferred financial assets.

Russian Alcohol Group

On April 24, 2009, the Company entered into new agreements with Lion, to replace the Prior Agreement, which will permit the Company, through a multi-stage equity purchase, to acquire over the next five years (including 2009) all of the equity interests in Russian Alcohol held by Lion (the “Acquisition”), including a Note Purchase and Share Subscription Agreement between the Company, Carey Agri, Cayman 2, and Cayman 5. For further details on the whole structure of this acquisition please refer to Note 2 of the accompanying financial statements attached herein.

At the lowest level of the existing structure, all of Russian Alcohol companies up to the level of Lion/Rally Lux1 are consolidated based on the fact that these are 100% wholly-owned companies. Therefore, we have evaluated and considered Cayman 7 as a variable interest entity for CEDC in the structure.

Transfers of Financial Assets

There were no transfers of financial assets to a VIE as Russian Alcohol is a self financing body. The Company does not have any continuing involvement with transferred financial assets that allow the transferors to receive cash flows or other benefits from the assets or requires the transferors to provide cash flows or other assets in relation to the transferred financial assets.

Variable Interest Entities

Cayman 7 is a company in which Cayman 2 and CEDC are the sole limited partners and an affiliate of Lion is the general partner. CEDC has 100% of the economic interests in Cayman 7, but Lion retains control of Cayman 7 through Cayman 2’s ownership of a single voting share with de minimis economic rights (the “Golden Share”) but voting control of Cayman 7. As Cayman 7 has the right to call capital from CEDC to settle obligations under the Option Agreement, CEDC has evaluated whether Cayman 7 is a variable interest entity under the provisions ASC Topic 810.

Based upon the review of Paragraph 4 of ASC Topic 810 CEDC’s management has concluded that its direct interest in Cayman 7, as well as its indirect interest through Carey Agri and Cayman 2, would not fall under any of these scope exceptions. Therefore CEDC has evaluated whether Cayman 7 is a variable interest entity under the provisions of Paragraph 5 of ASC Topic 810 and thus subject to consolidation accounting.

In determining the accounting treatment if Cayman 7 and, effectively, the whole Russian Alcohol is a VIE and needs to be consolidated by CEDC, we considered the conditions outlined in ASC Topic 810.

•

Equity Investment at Risk—We concluded that as the contribution made by Cayman 2 was the only one that required substantial investment, Cayman 2 should be defined as having its equity at risk. Moreover as Cayman 7 is not able to finance its operations without funds received from CEDC, we believe that Cayman 7 would meet the requirement of a VIE based upon Paragraph 5(a).

•

Controlling Financial Interests—CEDC concluded that the equity investment at risk does not meet the last item in Paragraph 5(b) as all dividends from the business are passed to CEDC with CEDC not having its equity investment at risk. These dividends then reduce CEDC’s payment obligations to Lion (if dividends paid to CEDC by Russian Alcohol exceed the call option price, Lion has to return the excess as CEDC’s call option obligations have been met). However, Lion is not entitled to receive any dividends from Cayman 7 directly as CEDC has 100% of the economic interests, with Lion having voting control through voting rights. Therefore we believe that Paragraph 5(b) would cause Cayman 7 to be treated as a VIE.

•

Disproportionate Voting Rights—We believe that both criteria, including lack of voting rights and the requirement that substantially all activities of Cayman 7 involve or are conducted on behalf of CEDC (as Cayman 7 is a company created solely to facilitate CEDC’s funding of the exercise of call options to purchase shares of Cayman 6), we believe that this would require Cayman 7 to be treated as a VIE.

The conclusion of CEDC management is that Cayman 7, including its interest in Cayman 6 and indirectly in Russian Alcohol, is a VIE. CEDC, as the party most closely associated with Cayman 7 receiving all economic benefits from Russian Alcohol thorough the chain of subsidiaries, would be considered the primary beneficiary of Cayman 7 and must therefore consolidate Cayman 7 together with all of Russian Alcohol as a business combination under ASC Topic 805.

On December 9, 2009 we accelerated the terms set up on the Option Agreement dated April 24, 2009 and purchased the remaining equity interest in Russian Alcohol that was not owned by the Company. As a result of this Russian Alcohol is no longer treated as a VIE, but rather consolidated as a fully owned subsidiary.

Intangible assets other than Goodwill

Intangibles consist primarily of acquired trademarks relating to well established brands, and as such have been deemed to have an indefinite life. In accordance with ASC Topic 350, intangible assets with an indefinite life are not amortized but are reviewed at least annually for impairment. Additional intangible assets include the valuation of customer contracts arising as a result of acquisitions, these intangible assets are amortized over their estimated useful life of 8 years.

Equity investments

If the Company is not required to consolidate its investment in another company, the Company uses the equity method if the Company can exercise significant influence over the other company. Under the equity method, investments are carried at cost, plus or minus the Company’s equity in the increases and decreases in the investee’s net assets after the date of acquisition and certain other adjustments. The Company’s share of the net income or loss of the investee is included in equity in earnings of equity method investees on the Company’s Consolidated Statements of Operations. Dividends received from the investee reduce the carrying amount of the investment. Equity investments are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable.

Impairment of long lived assets

In accordance with ASC Topic 805 and ASC Topic 350, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of an asset exceeds its fair value.

Revenue Recognition

Revenues of the Company include sales of its own produced spirit brands, imported wine, beer and spirit brands as well as other third party alcoholic products purchased locally in Poland, the sale of each of these revenues streams are all processed and accounted for in the same manner. For all of its sources of revenue, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of product has occurred, the sales price charged is fixed or determinable and collectability is reasonably assured. This generally means that revenue is recognized when title to the products are transferred to our customers. In particular, title usually transfers upon shipment to or receipt at our customers’ locations, as determined by the specific sales terms of the transactions.

Sales are stated net of sales tax (VAT) and reflect reductions attributable to consideration given to customers in various customer incentive programs, including pricing discounts on single transactions, volume discounts, promotional listing fees and advertising allowances, cash discounts and rebates. Net sales revenue includes excise tax except in the case where the sales are made from the production unit or are related to imported goods, in which case it is recorded net of excise tax.

Revenue Dilution

As part of normal business terms with customers, the Company provides for additional discounts and rebates off our standard list price for all of the products we sell. These revenue reductions are documented in our contracts with our customers and are typically associated with annual or quarterly purchasing levels as well as payment terms. These rebates are divided into on-invoice and off-invoice discounts. The on-invoice reductions are presented on the sales invoice and deducted from the invoice gross sales value. The off-invoice reductions are calculated based on the analysis performed by management and are provided for in the same period the related sales are recorded. Discounts or fees that are subject to contractual based term arrangements are amortized over the term of the contract. For the twelve months ended December 31, 2009, the Company recognized $117.9 million of off invoice rebates as a reduction to net sales.

Certain sales contain customer acceptance provisions that grant a right of return on the basis of either subjective criteria or specified objective criteria. Where appropriate a provision is made for product return, based upon a combination of historical data as well as depletion information received from our larger clients. The Company’s policy is to closely monitor inventory levels with our key distribution customers to ensure that we do not create excess stock levels in the market which would result in a return of sales in the future. Historically sales returns from customers has averaged less than 1% of our net sales revenue.

Shipping and Handling Costs

Where the Company has incurred costs in shipping goods to its warehouse facilities these costs are recorded as part of inventory and then to costs of goods sold. Shipping and handling costs associated with distribution are recorded in Selling, General and Administrative (S,G&A) costs.

Accounts Receivable

Accounts receivables are recorded based on the invoice price, inclusive of VAT (sales tax), and where a delivery note has been signed by the customer and returned to the Company. The allowances for doubtful accounts are based upon the aging of the accounts receivable, whereby the Company makes an allowance based on a sliding scale. The Company typically does not provide for past due amounts due from large international retail chains (hypermarkets and supermarkets) as there have historically not been any issues with collectability of these amounts. However, where circumstances require, the Company will also make specific provisions for any excess not provided for under the general provision. When a final determination is delivered to the Company regarding the non-recovery of a receivable, the Company then charges the unrecoverable amount to the accumulated allowance.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market value. Elements of cost include materials, labor and overhead and are classified as follows:

	December 31,	December 31,
	2009	2008

Raw materials and supplies	$31,220	$18,352
In-process inventories	2,914	1,698
Finished goods and goods for resale	58,082	64,376

Total	$92,216	$84,426

Because of the nature of the products supplied by the Company, great attention is paid to inventory rotation. Where goods are estimated to be obsolete or unmarketable they are written down to a value reflecting the net realizable value in their relevant condition.

Cost includes customs duty (where applicable), and all costs associated with bringing the inventory to a condition for sale. These costs include importation, handling, storage and transportation costs, and exclude rebates received from suppliers, which are reflected as reductions to closing inventory. Inventories are comprised primarily of beer, wine, spirits, packaging materials and non-alcoholic beverages.

Cash and Cash Equivalents

Short-term investments which have a maturity of three months or less from the date of purchase are classified as cash equivalents.

Income Taxes and Deferred Taxes

The Company computes and records income taxes in accordance with the liability method. Deferred tax assets and liabilities are recorded based on the difference between the accounting and tax basis of the underlying assets and liabilities based on enacted tax rates expected to be in effect for the year in which the differences are expected to reverse.

Employee Retirement Provisions

The Company’s employees are entitled to retirement payments and in some cases payments for long-service (“jubilee awards”) and accordingly the Company provides for the current value of the liability related to these benefits. A provision is calculated based on the terms set in the collective labor agreement. The amount of the provision for retirement bonuses depends on the age of employees and the pre-retirement time of work for the Company and typically equals one month salary.

The Company does not create a specific fund designated for these payments and all payments related to the benefits are charged to the accrued liability. The provision for the employees’ benefits is calculated annually using the projected unit method and any losses or gains resulting from the valuation are immediately recognized in the statement of operations.

The Company also contributes to State and privately managed defined contribution plans. Contributions to defined contribution plans are charged to the statement of operations in the period in which they are incurred.

Employee Stock-Based Compensation

The Company adopted ASC Topic 718 “Compensation—Stock Compensation” requiring the recognition of compensation expense in the Consolidated Statements of Operations related to the fair value of its employee share-based options.

The Company recognizes the cost of all employee stock options on a straight-line attribution basis over their respective vesting periods, net of estimated forfeitures. The Company has selected the modified prospective method of transition; accordingly, prior periods have not been restated.

ASC Topic 718 requires the recognition of compensation expense related to the fair value of employee share-based options. Determining the fair value of share-based awards at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the expected dividends. Judgment is also required in estimating the amount of share-based awards expected to be forfeited prior to vesting. If actual forfeitures differ significantly from these estimates, share-based compensation expense could be materially impacted. Prior to adopting ASC Topic 718, the Company applied Accounting Principles Board (“APB”) Opinion No. 25, and related Interpretations, in accounting for its stock-based compensation plans. All employee stock options were granted at or above the grant date market price. Accordingly, no compensation cost was recognized for fixed stock option grants in prior periods.

The Company’s 2007 Stock Incentive Plan (“Incentive Plan”) provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units to directors, executives, and other employees (“employees”) of the Company and to non-employee service providers of the Company. Following a shareholder resolution in April 2003 and the stock splits of May 2003, May 2004 and June 2006, the Incentive Plan authorizes, and the Company has reserved for future issuance, up to 1,397,333 shares of Common Stock (subject to an anti-dilution adjustment in the event of a stock split, re-capitalization, or similar transaction). The Compensation Committee of the Board of Directors of the Company administers the Incentive Plan.

The option exercise price for stock options granted under the Incentive Plan may not be less than fair market value but in some cases may be in excess of the closing price of the Common Stock on the date of grant. The Company uses the stock option price based on the closing price of the Common Stock on the day before the date of grant if such price is not materially different than the opening price of the Common Stock on the day of the grant. Stock options may be exercised up to 10 years after the date of grant except as otherwise provided in the particular stock option agreement. Payment for the shares must be in cash, which must be received by the Company prior to any shares being issued. Stock options granted to directors and officers as part of an employee employment contract vest after 2 years. Stock options granted to general employees as part of a loyalty program vest after three years. The Incentive Plan was approved by CEDC shareholders during the annual shareholders meeting on April 30, 2007 to replace the Company’s 1997 Stock Incentive Plan (the “Old Stock Incentive Plan”), which expired in November 2007. The Stock Incentive Plan will expire in November 2017. The terms and conditions of the Stock Incentive Plan are substantially similar to those of the Old Stock Incentive Plan.

Before January 1, 2006 CEDC, the holding company, realized net operating losses and therefore an excess tax benefit (windfall) resulting from the exercise of the awards and a related credit to Additional Paid-in Capital (APIC) of $2.2 million was not recorded in the Company’s books. The excess tax benefits and the credit to APIC for the windfall should not be recorded until the deduction reduces income taxes payable on the basis that cash tax savings have not occurred. The Company will recognize the windfall upon realization.

Comprehensive Income/(Loss)

Comprehensive income/(loss) is defined as all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income/(loss) includes net income/(loss) adjusted by, among other items, foreign currency translation adjustments. The translation gains/(losses) on the re-measurements from foreign currencies (primarily the Polish zloty and Russian ruble) to U.S. dollars are classified separately as a component of accumulated other comprehensive income included in stockholders’ equity.

As of December 31, 2009, the Polish zloty exchange rate used to translate the balance sheet strengthened compared to the exchange rate as of December 31, 2008, and as a result a gain to comprehensive income was recognized.

Segment Reporting

The Company primarily operates in one industry segment, the production and sale of alcoholic beverages. As a result of the Company’s expansion into new geographic areas, namely Russia, the Company has implemented a segmental approach to the business based upon geographic locations.

Net Income per Common Share

Net income per common share is calculated in accordance with ASC Topic 260 “Earnings per Share.” Basic earnings per share (EPS) are computed by dividing income available to common shareholders by the weighted- average number of common shares outstanding for the year. The stock options and warrants discussed in Note 12 were included in the computation of diluted earnings per common share (Note 17).

Recently Issued Accounting Pronouncements

In August 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Accounting Standards Update No. 2009-05, Fair Value Measurements and Disclosures (“ASU 2009-05”), which is effective for financial statements issued for interim and annual periods ending after August 2009. ASU 2009-05 amends FASB Accounting Standards Codification (“FASB ASC”) Topic 820-10 (“FASB ASC 820-10”). The update provides clarification on the techniques for measurement of fair value required of a reporting entity when a quoted price in an active market for an identical liability is not available. This update had no impact on the Company’s financial position, results of operations or cash flows.

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codification )™ and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FAS No. 162 (“SFAS No. 168”), which is effective for financial statements issued for interim and annual periods ending after September 15, 2009. SFAS No. 168 codified as ASC Topic 105-10 (“FASB ASC 105-10”). FASB ASC 105-10 identifies the sources of accounting principles and the framework for selecting principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with US GAAP (the GAAP hierarchy). This standard had no impact on the Company’s financial position, results of operations or cash flows.

In June 2009, the FASB issued ASC Topic 810, “Amendments to FASB Interpretation No. 46(R)” (“ASC 810”). ASC 810 is a revision to FIN 46(R) and changes how a company determines whether an entity should be consolidated when such entity is insufficiently capitalized or is not controlled by the company through voting (or similar rights). Determining who consolidates a VIE is based on two requirements: (i) who has the power over key decisions, and (ii) who has obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. If one party has both, then that party consolidates the entity. Power is based on who controls the decisions that most significantly impact the economic activities of the entity. ASC 810 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2009. Due to the revision of ASC Topic 810, including the redefining of ‘control’, and because the day-to-day control over the business has been delegated to the CEO - Mark Kaufman and the list of activities for which the Company has overview is limited, the Company changed the accounting treatment for its 49% voting interest in Whitehall Group from consolidation to the equity method of accounting. Adoption of the requirements of ASC Topic 810 resulted as of December 31, 2009 in net decrease in assets of $106 million, liabilities of $85 million and non-controlling interest of $23 million. Please refer to Note 2 for the disclosure impact of adoption of ASC Topic 810 on the consolidated financial statements of the Company as of December 31, 2009

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”), codified in FASB ASC Topic 855-10, which establishes accounting and disclosure standards for events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It defines financial statements as available to be issued, requiring the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, whether it be the date the financial statements were issued or the date they were available to be issued. FAS 165 is effective for our second quarter of 2009 and has not had a material impact on our Consolidated Financial Statements. In February 2009, the FASB amended the standard to eliminate the requirements for SEC filers to disclose the date through which they have evaluated subsequent events.

In April 2009, the FASB issued FASB Staff Position (“FSP”) No. SFAS 115-2 and SFAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP No. SFAS 115-2 and SFAS 124-2”), which is codified in FASB ASC Topic 320-10.

FSP No. SFAS 115-2 and SFAS 124-2 provides guidance to determine whether the holder of an investment in a debt security for which changes in fair value are not regularly recognized in earnings should recognize a loss in earnings when the investment is impaired. This FSP also improves the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the consolidated financial statements. This guidance is effective for interim reporting periods ending after June 15, 2009. The adoption of FSP FAS 115-2 and FAS 124-2 did not have a material impact on our consolidated financial statements.

In April 2009, the FASB issued FSP No. SFAS 107-1 and Accounting Principles Board (“APB”) Opinion No. APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP No. SFAS 107-1 and APB 28-1”). FSP No. SFAS 107-1 and APB 28-1, which is codified in FASB ASC Topic 825-10-50, require disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The Company adopted FSP No. SFAS 107-1 and APB 28-1 beginning April 1, 2009. This FSP had no impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. SFAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In December 2008, the FASB issued FSP No. SFAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets, (“FSP No. SFAS 132(R)-1”) which is codified in FASB ASC Topic 715-20-50. FSP No. SFAS 132(R)-1 requires enhanced disclosures about the plan assets of a Company’s defined benefit pension and other postretirement plans intended to provide financial statement users with a greater understanding of: 1) how investment allocation decisions are made; 2) the major categories of plan assets; 3) the inputs and valuation techniques used to measure the fair value of plan assets; 4) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and 5) significant concentrations of risk within plan assets.

2. Discontinued Operations

For the purpose of financial reporting we analyzed the requirements of US-GAAP (mainly ASC 360-10 PP&E and ASC 205-20 Presentation of Financial Statements) and concluded that as of March 31, 2010, the Company’s activities met the required criteria defined in these standards and therefore it is necessary to present its distribution business, described below, as a component held for sale. On August 2, 2010 the Company has closed the sale of 100% of its distribution business in Poland to Eurocash S.A. for a purchase price of 378.6 million Polish zlotys ($124.2 million) in cash, on a debt free, cash free basis, after all price adjustments and realized a gain on sale amounting to $35.2 million.

On April 8, 2010, the Company, through its wholly owned subsidiary Carey Agri International Poland sp. z o.o. (“Carey Agri), entered into a Preliminary Agreement on Sale of Shares (the “Preliminary Agreement”) with Eurocash S.A. (“Eurocash”) pursuant to which (i) the Company agreed to sell all shares of Astor sp. z o.o., Dako-Galant Przedsiebiorstwo Handlowo Produkcyjne sp. z o.o., Damianex S.A., Delikates sp. z o.o., Miro sp. z o.o., MTC sp. z o.o., Multi-Ex S.A., Onufry S.A., Panta-Hurt sp. z o.o., Polskie Hurtownie Alkoholi sp. z o.o., Premium Distributors sp. z o.o., Przedsiebiorstwo Dystrybucji Alkoholi “Agis” S.A., Przedsiebiorstwo Handlu Spozywczego sp. z o.o. and Saol Dystrybucja sp. z o.o., representing 100% of the Company’s distribution business in Poland to Eurocash and (ii) Eurocash agreed to pay total consideration of 400 million Polish zlotys ($137 million) in cash, on a debt free, cash free basis, subject to potential price adjustments (if any) and Polish anti-trust approval (the “Total Consideration”). Under the terms of the Preliminary Agreement, the Total Consideration was deposited into an escrow account to be released upon deletion of security by Eurocash; in any event, 75% of the Total Consideration would be released to the Company 90 days following the transaction closing date. The escrow was released on September 23, 2010.

In addition, on April 8, 2010, the Company also entered into a Distribution Agreement with Eurocash pursuant to which Eurocash will distribute the Company’s portfolio of brands and exclusive import brands in Poland for a period of six years.

The Company will continue to generate cash flows from the distribution business after its sale to Eurocash as the Company has signed a six year agreement with Eurocash for the distribution of certain of CEDC’s portfolio of its own brands and other exclusive import brands in Poland. Management has concluded, however, that sales of products other than CEDC’s constituted the significant portion of the distribution business. CEDC estimates that sales of its products through the transferred distribution network will not exceed 10% of the sales of the Company, on a consolidated basis. Management does not consider the cash flows expected to be generated under the distribution agreement with Eurocash to be significant in the future. Results of discontinued operations were as follows:

	Year ended December 31,
	2009	2008	2007

Net sales	$633,394	$907,668	$791,772

Earnings from operations before taxes	9,410	27,203	36,087
Taxes on earnings — operations	(1,050)	(5,169)	(6,856)

Earnings from discontinued operations	$8,360	$22,034	$29,231

The following table includes the consolidated assets and liabilities of the distribution business that have been segregated and classified as assets held for sale and liabilities related to assets held for sale, as appropriate, in the consolidated balance sheets as at December 31, 2009 and December 31, 2008.

	December 31, 2009	December 31, 2008
Cash	$14,253	$8,643
Trade receivables, less allowances	136,077	135,576
Inventories	104,391	59,467
Prepaid expenses and Other receivables	12,840	11,075

Total current assets	267,561	214,761

Plant and equipment, net	13,828	13,865
Goodwill	87,117	81,616
Intangible assets, net	833	864

Total noncurrent assets	101,778	96,345

Payables and accrued liabilities	178,902	144,559
Current portion long-term debt	15,859	35,762

Total current liabilities	194,761	180,321

Long-term debt	2,500	1,421
Other long term liabilities	320	—

Total noncurrent liabilities	2,820	1,421

Other comprehensive income	$40,316	$29,280

3. Acquisitions

Acquisitions made prior to December 31, 2008 were accounted for in accordance with SFAS No. 141, “Business Combinations.” Effective January 1, 2009, all business combinations are accounted for in accordance with FAS 141R that is codified as ASC Topic 805 “Business Combinations.”

The Parliament Acquisition

On March 11, 2008, the Company and certain of its affiliates entered into a Share Sale and Purchase Agreement and certain other agreements with White Horse Intervest Limited, a British Virgin Islands Company, and certain of White Horse’s affiliates, relating to the Company’s acquisition from White Horse of 85% of the share capital of Copecresto Enterprises Limited, a Cypriot company, (which we refer to as Parliament). In connection with this acquisition, the Company paid a consideration of approximately $180 million in cash and 2.2 million shares of common stock.

On September 22, 2009, the Company and certain of its affiliates and Seller entered into (i) an amendment to the Original SPA (the “Amendment”) and (ii) a Share Sale and Purchase Agreement (the “Minority Acquisition SPA”). Under the terms of the Amendment, certain post-closing obligations in the Original SPA regarding payment for certain assets were finalized in order to facilitate completion of the transactions contemplated by the Original SPA, in connection with the completion of the Company’s acquisition of Copecresto pursuant to the Minority Acquisition SPA. In connection with the Amendment, the Company was required to pay to Seller the remaining consideration for such assets of approximately $16.7 million The Company paid $9.9 million of that amount on October 30, 2009 and the remaining amount was paid on December 16, 2009.

Under the terms of the Minority Acquisition SPA, upon the closing thereof on September 22, 2009, the Company, through an affiliate, acquired the remaining 15% of the share capital of Copecresto from Seller for total cash consideration of $70,167,734. In addition, on September 25, 2009, in connection with the closing of the Minority Acquisition SPA, the Shareholders Agreement, dated March 13, 2008, by and among the Company, a subsidiary of the Company, Seller and Copecresto was terminated. The Minority Acquisition SPA contains certain customary representations, warranties and covenants for a transaction of this type.

Under requirements of ASC Topic 810-10 “Consolidation” a change in ownership interests that does not result in change of control is considered an equity transaction. The identifiable net assets remain unchanged and any difference between the amount by which the NCI is adjusted, and the fair value of the consideration paid is recognized directly in equity and attributed to the controlling interest. Thus we have recorded the 15% increase in ownership interests of Copecresto as a transaction within equity. As a result of this transaction, NCI in Copecresto decreased by $26.9 million together with decrease in Additional Paid In Capital of $43.3 million, which was offset by cash outflow of $70.2 million.

The Whitehall Acquisition

On May 23, 2008, the Company and certain of its affiliates, entered into, and closed upon, a Share Sale and Purchase Agreement and certain other agreements whereby the Company acquired shares representing 50% minus one vote of the voting power, and 75% of the economic interests, in the Whitehall Group. The Whitehall Group is a leading importer of premium spirits and wines in Russia. The aggregate consideration paid by the Company was $200 million, paid in cash at the closing. In addition, on October 21, 2008 the Company issued to the Seller 843,524 shares of its common stock, par value $0.01 per share.

On February 24, 2009, the Company and the seller amended the terms of the Stock Purchase Agreement governing the Whitehall acquisition to satisfy the Company’s obligations to the seller pursuant to a share price guarantee in the original Stock Purchase Agreement. Pursuant to the terms of this amendment, the Company paid to the seller $5,876,351 in cash, and issued to the seller 2,100,000 shares of its common stock, in settlement of a minimum share price guarantee by the Company. The Company also made an additional cash payment of $2,000,000 on March 15, 2009. The first portion of deferred payments already due under the original Stock Purchase Agreement amounting to €8,050,411 was settled August 4, 2009 and the remaining portion of €8,303,630 was paid on September 15, 2009. In consideration for these payments, the Company received an additional 375 Class B shares of Whitehall, which represents an increase in the Company’s economic stake from 75% to 80%.

The Company initially has consolidated the Whitehall Group as a business combination as of May 23, 2008, on the basis that the Whitehall Group is a Variable Interest Entity and the Company has been assessed as being the primary beneficiary. Included within the Whitehall Group is a 50/50 joint venture with Möet Hennessy. This joint venture is accounted for using the equity method and is recorded on the face of the balance sheet in investments with minority interest initially recorded at fair value on the face of the balance sheet. The current term of the joint venture is until June 2013 at which point Möet Hennessy will have the option to acquire the remaining shares of the entity.

In June 2009, the FASB issued new guidance on variable interest entities. ASU 2009-17, Consolidations (Topic 810) Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“VIE”), amended prior guidance requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. Determining who consolidates a VIE is based on two requirements: (i) who has the power over key decisions, and (ii) who has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. If one party has both, then that party consolidates the entity. Power is based on who controls the decisions that most significantly impact the economic activities of the entity.

According to the Whitehall Group shareholder’s agreement, Whitehall Group shall be under the sole effective control of its majority shareholder Mark Kaufman or one of his affiliates acting in the capacity of CEO. Mark Kaufman shall be responsible for the management and operations of Whitehall Group’s business, his actions in certain areas are, however, dependent on the consent of the board of directors.

ASU 2009-17 was effective for the Company from January 1, 2010. Due to the revision of ASC Topic 810, including the redefining of ‘control’, and because the day-to-day control over the business has been delegated to the CEO—Mark Kaufman and the list of activities for which the Company has overview is limited, the Company changed the accounting treatment for its 49% voting interest in Whitehall Group from consolidation to the equity method of accounting.

Adoption of the requirements of ASC Topic 810 resulted as of December 31, 2009 and December 31, 2008 in a net decrease in assets of $106 million and $93 million, liabilities of $85 million and $96 million and non-controlling interest of $23 million and $34 million, respectively. Please refer to Note 1 for the disclosure impact from the adoption of ASC Topic 810 on the consolidated financial statements of the Company as of December 31, 2009

Except for the amount of $7.6 million that was lent at market rates as working capital by the Company to the Whitehall Group, which was repaid in the first quarter of 2010, there were no transfers of financial assets to VIE as the Whitehall Group is generally a self financing entity. The Company does not have any continuing involvement with transferred financial assets that allow the transferors to receive cash flows or other benefits from the assets or requires the transferors to provide cash flows or other assets in relation to the transferred financial assets.

The Russian Alcohol Acquisition

On July 9, 2008, the Company completed an investment with Lion Capital and certain of Lion Capital’s affiliates and certain other investors, pursuant to which the Company, Lion Capital and such other investors acquired all of the outstanding equity of Russian Alcohol. In connection with that investment, the Company acquired an indirect equity stake in Russian Alcohol of approximately 42%, and Lion Capital acquired substantially all of the remainder of the equity of Russian Alcohol. The agreements governing that investment gave the Company the right to acquire, and gave Lion Capital the right to require the Company to acquire, Lion Capital’s equity stake in Russian Alcohol (the “Prior Agreement”).

On April 24, 2009, the Company entered into new agreements with Lion Capital to replace the Prior Agreement, which will permit the Company, through a multi-stage equity purchase, to acquire over the next five years (including 2009) all of the equity interests in Russian Alcohol held by Lion Capital. As a result of these agreements, the Company has assessed Russian Alcohol as a variable interest entity, with the Company being the primary beneficiary. Pursuant to this change, the Company has begun to consolidate Russian Alcohol as of the second quarter of 2009 and recorded a non-controlling interest of 9.4% representing equity not held by the Company or Lion Capital. From the accounting perspective, the Company treated the acquisition of the Russian Alcohol equity interests held by Lion Capital as if this acquisition had happened on April 24, 2009. As of this date CEDC recorded at fair value all future payments due under these agreements as a liability. The total present value of deferred consideration as of April 24, 2009 amounted to $447.2 million and was determined using a 14.5% discount rate. The present value of the liability is amortized over the period of time ending on the date the last payment is made which is currently expected in 2013, with recognition of a non cash interest expense every quarter in the statement of operations. The discount amortization charge for the period from April 24, 2009 to December 31, 2009 amounted to $38.5 million.

On July 29, 2009, the Company entered into an agreement with Lion Capital, pursuant to which Lion/Rally Cayman 7 L.P., a Cayman Exempted Limited Partnership, of which the Company holds 100% of the economic interests and is a limited partner, acquired an additional 6% indirect equity interest in Russian Alcohol from certain minority investors in Russian Alcohol in exchange for $30,000,000 in cash funded by the Company. After giving effect to this acquisition, the Company holds approximately 58% of the equity interests in Russian Alcohol. In addition, on August 3, 2009, pursuant to the new agreements referenced above, we acquired additional indirect equity interests in Russian Alcohol giving us a total ownership interest of 59.8%.

On November 9, 2009, the Company entered into an agreement with Lion Capital and Kylemore International Invest Corp. (“Kylemore”), an indirect minority stockholder of Russian Alcohol, for the acquisition of Kylemore’s indirect equity interests in Russian Alcohol. On November 10, 2009, we issued to Kylemore 949,034 shares of our unregistered common stock, and Kylemore transferred all of its indirect equity interests in Russian Alcohol to Lion/Rally Cayman 6 (“Cayman 6”), a Cayman Islands investment vehicle through which we and Lion Capital own our interests in Russian Alcohol. As a result, the Company, Lion Capital and certain Co-Investors indirectly own 100% of the equity in Russian Alcohol, and our total indirect equity interest in Russian Alcohol increased to 62.25%. Pursuant to the agreement with Kylemore, on receipt of approval from the Russian Anti-Trust Authority (FAS) for our acquisition of control over Russian Alcohol, the Company paid Kylemore $5,000,000 on January 11, 2010, and will pay further $5,000,000 on February 1, 2011. Also pursuant to this agreement, Peter Levin, one of the original owners of Russian Alcohol, will continue to be involved in the Russian Alcohol business as a non-executive member of the Operating Board of Russian Alcohol and as Chairman of the Board of our Topaz distillery.

On December 9, 2009 we accelerated terms set up in the Option Agreement dated April 24, 2009 and completed the Lion Option and the Co-Investor Option, respectively, under the Co-Investor Option Agreement and the Lion Option Agreement, respectively and thereby purchased the remaining indirect equity interests in Cayman 6, less the sole voting share of Cayman 6, comprising the remaining equity interest in Russian Alcohol that was not owned by the Company, from affiliates of Lion Capital LLP (“Lion”).

In consideration of the Co-Investor Option, the Company made cash payments of $131,800,000 and €23,650,000 to Lion. In consideration of the Lion Option, the Company (1) made cash payments of $184,347,666 and €105,839,852 to Lion; (2) deposited in an escrow account the amount of $23,991,072 and €51,315,337, which was released and paid to Lion on January 11, 2010 upon receiving of antimonopoly clearances for the acquisition from the Russian Federal Antimonopoly Commission and the Antimonopoly Committee of the Ukraine; and (3) paid to Lion the additional amounts of (a) $2,375,354 and €5,080,727 on the Escrow Release Date and (b) undertook to pay $10,689,092 and €22,863,269 on June 1, 2010, or at the election of Lion, on any earlier date between April 20, 2010 and June 1, 2010. The Company used a portion of the proceeds from the offering of its common stock, completed November 18, 2009, and the offering of its Senior Secured Notes due 2016, completed December 2, 2009, in order to fund such cash payments.

On January 20, 2010, after the receipt of antimonopoly clearances for the acquisition from the Russian Federal Antimonopoly Commission, the Antimonopoly Committee of the Ukraine, the Company purchased the sole voting share of Lion/Rally Cayman 6 (“Cayman 6”) from an affiliate of Lion Capital LLP (“Lion”) and thereby acquired control of Russian Alcohol.

Starting from the second quarter of 2009, the Company began consolidating all profit and loss results for Russian Alcohol.

The fair value of the net assets acquired in connection with the 2009 Russian Alcohol Acquisition as of the acquisition date (April 24, 2009) is:

Russian Alcohol Group
ASSETS
Cash and cash equivalents	154,276
Accounts receivable	147,196
Inventory	43,902
Deferred tax asset	35,184
Taxes	14
Other current assets	52,296
Equipment	105,238
Intangibles, including Trademarks	175,334
Investments	25

Total Assets	$713,465

LIABILITIES
Trade payables	42,895
Short term borrowings	44,368
Deferred tax	36,694
Other short term liabilities	111,416
Long term borrowings	386,907
Long term accruals	50,000

Total Liabilities	$672,280

Net identifiable assets and liabilities	41,185

Goodwill on acquisition	872,490
Consideration paid, satisfied in cash	13,500
Consideration paid, satisfied in Notes	110,639
Fair value of previously held interest	292,289
Deferred consideration	447,247
Non-controlling interest	50,000

Cash (acquired)	$154,276

Net Cash Inflow	($140,776)

The goodwill arising out of Russian Alcohol acquisition is attributable to the expansion of our sales and distribution platform in Russia that it provides to the Company as well as expected synergies to be utilized from consolidation of our Russian operations.

The Company recorded a provision for contingent consideration at fair value for $50 million as of the acquisition date. This consideration was settled in the three month period ended September 30, 2009 through a payment by the Company of $65 million, which included an additional $15 million in earn-out payments.

Resulting from the acquisition of Russian Alcohol, the Company recognized a one-time gain on re-measurement of previously held equity interest in the six month period ended June 30, 2009. The fair value of this gain amounts to $225.6 million.

During the second quarter of 2009, Russian Alcohol made payments related to pre-acquisition tax penalties amounting to $28.8 million. These costs are to be reimbursed by the sellers and have been deducted from the loans payable to them.

The following table sets forth the unaudited pro forma results of operations of the Company for the twelve month periods ending December 31, 2009 and 2008. The unaudited pro forma results of operations give effect to the Company’s acquisitions as if they occurred on January 1, 2009 and 2008. The unaudited pro forma results of operations are presented after giving effect to certain adjustments for depreciation, amortization of deferred financing costs, interest expense on the acquisition financing, and related income tax effects. The unaudited pro forma results of operations are based upon currently available information and certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma results of operations do not purport to present what the Company’s results of operations would actually have been if the aforementioned transactions had in fact occurred on such date or at the beginning of the period indicated, nor do they project the Company’s financial position or results of operations at any future date or for any future period.

	Twelve months ended December 31,
	2009	2008
Net sales	$770,204	$1,151,898
Net income attributable to CEDC	$47,063	$138,813

Net income per share data:
Basic earnings per share of common stock	$0.88	$3.15
Diluted earnings per share of common stock	$0.87	$3.15

4. Allowances for Doubtful Accounts

Changes in the allowance for doubtful accounts during each of the three years in the period ended December 31, were as follows:

	Year ended December 31,
	2009	2008	2007
Balance, beginning of year	$11,768	$16,077	$15,020
Effect of FX movement on opening balance	454	(2,824)	3,140
Provision for bad debts—reported in statement of operations	5,194	(907)	(1,738)
Charge-offs, net of recoveries	(7,350)	(996)	345
Change in allowance from purchase of subsidiaries	27,563	294	0

Balance, end of year	$37,630	$11,768	$16,077

The change in allowance from purchase of subsidiaries of $27.6 million, recorded for the year ended December 31, 2009, reflects the bad debt provision assessed on the opening balance sheet of Russian Alcohol at the time of acquisition.

5. Property, plant and equipment

Property, plant and equipment, presented net of accumulated depreciation in the consolidated balance sheets, consists of:

	December 31,
	2009	2008
Land and buildings	$112,680	$36,449
Equipment	123,983	53,299
Motor vehicles	15,886	5,282
Motor vehicles under lease	1,886	3,384
Computer hardware and software	17,761	15,399

Total gross book value	272,196	113,812
Less—Accumulated depreciation	(56,280)	(37,150)

Total	$215,916	$76,662

6. Goodwill

Goodwill, presented net of accumulated amortization in the consolidated balance sheets, consists of:

	December 31,
	2009	2008
Balance at January 1,	$502,441	$479,594
Impact of foreign exchange	109,141	(85,063)
Acquisition through business combinations	872,490	107,910

Balance at December 31,	$1,484,072	$502,441

In the fourth quarter of 2009 the Company adjusted the value of goodwill recognized on the acquisition of Russian Alcohol due to new information as noted below.

In April 2009, when CEDC restructured its buyout agreement for Russian Alcohol with Lion and the initial put/call structure was replaced with a series of option payments that transferred ownership (“Option Agreement”) of Russian Alcohol to CEDC over time, the management incentive program was also revised between Lion and its managers. At the time Lion communicated to CEDC that the cost of this incentive payment would be approximately $20 million. Therefore in the revised option agreement it was agreed that Russian Alcohol would fund the payment of up to $20 million and any payment over this would be covered directly by Lion. At that point in time CEDC viewed the payment of $20 million payable over the period of the Option Agreement as fixed and viewed this part of the effective purchase price of Russian Alcohol. However full information on this was not available at the time of the original PPA in April 2009, therefore this expense was not allocated to the PPA. Upon obtaining full clarity on this at year end, the Company believes it should have been originally allocated to goodwill and therefore the goodwill was increased for this amount less $4 million of deferred tax asset in the fourth quarter of 2009.

When CEDC revised the purchase structure of Russian Alcohol to accelerate the option payments and acquire the remaining amount on November 19, 2009, with final change of control taking place in January 2010, upon receipt of anti-trust approval, the payment of the Management Incentive program was also accelerated with the full amount of payment ($20 million) materializing in January 2010 upon the change of control to CEDC.

Moreover the Company decreased the goodwill for the amount of $6.6 in the fourth quarter of 2009. This relates to change of deferred tax liability resulting from an error in the initial goodwill calculation.

7. Intangible Assets other than Goodwill

The major components of intangible assets are:

	December 31, 2009	December 31, 2008
Non-amortizable intangible assets:
Trademarks	$795,543	$563,689
Impairment	($22,589)	—

Total	772,954	563,689
Amortizable intangible assets:
Customer relationships	847	815
Less accumulated amortization	(579)	(438)
Total	268	377

Total intangible assets	$773,222	$564,066

Management considers trademarks that are indefinite-lived assets to have high or market-leader brand recognition within their market segments based on the length of time they have existed, the comparatively high volumes sold and their general market positions relative to other products in their respective market segments. These trademarks include Soplica, Zubrówka, Absolwent, Royal, Parliament, Green Mark, Zhuravli and the rights for Bols Vodka in Poland, Hungary and Russia. Taking the above into consideration, as well as the evidence provided by analyses of vodka products life cycles, market studies, competitive and environmental trends, management believes that these brands will generate cash flows for an indefinite period of time, and that the useful lives of these brands are indefinite. In accordance with ASC Topic 350-30, intangible assets with an indefinite life are not amortized but are reviewed at least annually for impairment.

Estimated aggregate future amortization expenses for intangible assets that have a definite life are as follows:

2010	$169
2011	99
2012	0
2013	0
2014 and above	0

Total	$268

8. Equity method investments in affiliates

We hold the following investments in unconsolidated affiliates:

		Carrying Value
	Type of affiliate	December 31, 2009	December 31, 2008
Whitehall Group	Equity-Accounted Affiliate	$244,504	$286,276
Russian Alcohol	Fully Consolidated Affiliate*	0	111,325

	Total Carrying value	$244,504	$397,601

*	As described in Note 2, from the second quarter of 2009, the Company began consolidating Russian Alcohol as a business combination. Russian Alcohol was accounted for under the equity method in prior periods.

The Company has a 80% economic interest and an effective voting interests of 49% in Whitehall Group and a voting interest of 25% in the Moet Hennessy joint venture, which is included in Whitehall Group.

The summarized financial information of investments are shown in the below table with the balance sheet financial information reflecting the Whitehall Group and its joint venture with Moet Hennessy consolidated under the equity method as of December 31, 2009. The results from operations for the twelve months ended December 31, 2009 and twelve months ended December 31, 2008 include the results of Whitehall Group and its joint venture with Moet Hennessy together with the results of Russian Alcohol that was consolidated under the equity method until April 24, 2009.

	Total	Total
	December 31, 2009	December 31, 2008
Current assets	$129,737	$663,203
Noncurrent assets	93,137	559,273
Current liabilities	86,067	364,260
Noncurrent liabilities	7,635	430,516

	Total Twelve months ended December 31, 2009	Total Twelve months ended December 31, 2008
Net sales	$259,592	$826,709
Gross profit	108,717	331,181
(Loss) from continuing operations	(23,372)	(67,276)
Net (loss)	(23,372)	(67,276)
Net income/(loss) attributable to the registrant	(5,583)	1,168

9. Exchangeable Convertible Notes

On July 9, 2008, the Company closed a strategic investment in Russian Alcohol and in addition to the equity investment, CEDC purchased exchangeable notes from Lion/Rally Lux 3 (“Lux 3”), a Luxembourg company and indirect subsidiary of a Cayman Islands company (“Cayman 2”) that served as the investment vehicle.

The Notes rank pari passu with the other unsecured obligations of Lux 3 and represent a direct and unsecured obligation of Lux 3 and are structurally subordinated to indebtedness of subsidiaries of Lux 3, including Pasalba Limited (“Pasalba”), a company incorporated under the laws of the Republic of Cyprus that made the investment. The Notes have a principal amount of $103.5 million and accrued interest at a rate of 8.3% per annum, which interest may, at Lux’s 3 option, be paid in kind with additional Notes.

On April 24, 2009 the Company sold to Cayman 2 the subordinated exchangeable loan notes plus accrued interest for a total of $110.6 million, and used the proceeds to purchase an additional 100 million shares of Cayman 2, which resulted in an increase of the Company’s indirect equity interest in RAG from 41.97% to 52.86%.

10. Accrued liabilities

The major components of accrued liabilities are:

	December 31,
	2009	2008
Operating accruals	$91,273	$56,953
Hedge valuation	0	6,736
Accrued interest	162	4,143

Total	$91,435	$67,832

11. Borrowings

Bank Facilities

As of December 31, 2009, $35.7 million remained available under the Company’s overdraft facilities. These overdraft facilities are renewed on an annual basis.

As of December 31, 2009, the Company had utilized approximately $84.2 million of a multipurpose credit line agreement in connection with the 2007 tender offer in Poland to purchase the remaining outstanding shares of Polmos Bialystok S.A. The Company’s obligations under the credit line agreement are guaranteed through promissory notes by certain subsidiaries of the Company and are secured by 33.95% of the share capital of Polmos Białystok S.A. The indebtedness under the credit line agreement of $63.2 million matures on February 24, 2011 and of $21.0 million on August 11, 2010.

On April 24, 2008, the Company signed a credit agreement with Bank Zachodni WBK SA in Poland to provide up to $50 million of financing to be used to finance a portion of the Parliament and Whitehall acquisition, as well as general working capital needs of the Company. The agreement provides for a $30 million five year amortizing term facility and a one year $20 million short term facility with annual renewal. In the second quarter of 2009 this facility was converted into Polish zlotys. The maturity of term loan was extended to May 2013 and the maturity of the short term facility was extended to May 2010. The loan is guaranteed by the Company, Bols Sp. z o.o, a wholly owned subsidiary of the Company (“Bols”) and certain other subsidiaries of the Company, and is secured by all of the capital stock of Bols and 60% of the capital stock of Copecresto.

On July 2, 2008, the Company entered into a Facility Agreement with Bank Handlowy w Warszawie S.A., which provided for a term loan facility of $40 million, of which $33.3 million was outstanding as at December 31, 2009. The term loan matures on July 4, 2011 and is guaranteed by CEDC, Carey Agri and certain other subsidiaries of the Company and is secured by all of the shares of capital stock of Carey Agri and subsequently will be further secured by shares of capital stock in certain other subsidiaries of CEDC.

Senior Secured Notes due 2012

In connection with the Bols and Polmos Bialystok acquisitions, on July 25, 2005 the Company completed the issuance of €325 million 8% Senior Secured Notes due 2012 (the “2012 Notes”), of which approximately €245 million remains payable. Interest is due semi-annually on the 25th of January and July, and the Notes are guaranteed on a senior basis by certain of the Company’s subsidiaries.

On December 2, 2009, the Company issued a redemption notice for the remaining outstanding portion of these notes and deposited EUR 263.9 million (approximately US $380.4 million) of cash that we received upon the issuance of new Senior Notes (described below), representing the redemption price, call premium plus all interest that will be payable on the settlement date, in an account with the trustee for the 2012 Notes. In connection with such redemption notice and deposit, the indenture pursuant to which the 2012 Notes were issued has been discharged. Although this discharge removes substantially all of the restrictions imposed by that indenture and makes the likelihood that further payments will be required of us with respect to the Fixed Rate Notes due 2012 remote, we concluded that it did not meet the definition of “legally released” in paragraph 16(b) of ASC 405-20-40-1(b)) and therefore we will not recognize the extinguishment of the remaining liability until January 4, 2010. As such the full amount of the notes has been classified as short term on the balance sheet as of December 31, 2009. Additionally the cash on deposit was recorded as Restricted Cash on the balance sheet as of December 31, 2009. On January 4, 2010, the final redemption for these notes was completed and all funds were remitted to the note holders, discharging the Company of all remaining obligations.

As of December 31, 2009 and December 31, 2008, the Company had accrued interest of $12.2 million and $12.0 million respectively related to the 2012 Notes, that was paid together with the principal amount and 4% premium on early repayment on January 4, 2010. Total obligations under the 2012 Notes are shown net of deferred finance costs, amortized over the life of the borrowings using the effective interest rate method as shown in the table below:

	December 31, 2009	December 31, 2008
Senior Secured Notes due 2012	$365,989	$357,934
Fair value bond mark to market	(301)	(7,124)
Unamortized portion of closed hedges	(2,000)	(553)
Unamortized issuance costs	(4,745)	(5,223)

Total	$358,943	$345,034

The full amounts of the Senior Secured Notes due 2012 were fully repaid on January 4, 2010 as part of the redemption noted above.

Convertible Senior Notes

On March 7, 2008, the Company completed the issuance of $310 million aggregate principal amount of 3% Convertible Senior Notes due 2013 (the “Convertible Notes”). Interest is due semi-annually on the 15th of March and September, beginning on September 15, 2008. The Convertible Senior Notes are convertible in certain circumstances into cash and, if applicable, shares of our common stock, based on an initial conversion rate of 14.7113 shares per $1,000 principal amount, subject to certain adjustments. Upon conversion of the notes, the Company will deliver cash up to the aggregate principal amount of the notes to be converted and, at the election of the Company, cash and/or shares of common stock in respect to the remainder, if any, of the conversion obligation. The proceeds from the Convertible Notes were used to fund the cash portions of the acquisition of Copecresto Enterprises Limited and Whitehall.

As of December 31, 2009 the Company had accrued interest of $2.7 million related to the Convertible Senior Notes, with the next coupon due for payment on March 15, 2010. Total obligations under the Convertible Senior Notes are shown net of deferred finance costs, amortized over the life of the borrowings using the effective interest rate method as shown in the table below:

	December 31, 2009	December 31, 2008
Convertible Senior Notes	$312,711	$310,000
Unamortized issuance costs	(4,209)	(4,791)
Debt discount related to Convertible Senior Notes	(12,665)	(16,585)

Total	$295,837	$288,624

Senior Secured Notes due 2016

On December 2, 2009, the Company issued and sold $380 million 9.125% Senior Secured Notes due 2016 and €380 million 8.875% Senior Secured Notes due 2016 in an offering to institutional investors that is exempt from registration under the U.S. Securities Act of 1933. The Company will use a portion of the net proceeds from the Senior Secured Notes due 2016 to redeem the Company’s outstanding 8% Senior Secured Notes due 2012, having an aggregate principal amount of €245,440,000 on January 4, 2010. The remainder of the net proceeds from the Senior Secured Notes due 2016 was used to (i) purchase Lion Capital LLP’s remaining equity interest in Russian Alcohol by exercising the Lion Option and the Co-Investor Option, pursuant to the terms and conditions of the Lion Option Agreement and the Co-Investor Option Agreement, respectively (ii) repay all amounts outstanding under Russian Alcohol credit facilities; and (iii) repay certain other indebtedness.

As of December 31, 2009 the Company had accrued interest of $12.2 million related to the Senior Secured Notes due 2016, with the next coupon due for payment on June 1, 2010. Total obligations under the Senior Secured Notes due 2016 are shown net of deferred finance costs, amortized over the life of the borrowings using the effective interest rate method as shown in the table below:

	December 31, 2009	December 31, 2008
Senior Secured Notes due 2016	$934,410	$0
Unamortized issuance costs	(24,780)	0

Total	$909,630	$0

Total borrowings as disclosed in the financial statements are:

	December 31, 2009	December 31, 2008
Short term bank loans and overdraft facilities for working capital	$60,000	$37,048
Short term obligations under Senior Secured Notes	358,943	0
Short term bank loans for share tender	21,053	0

Total short term bank loans and utilized overdraft facilities	439,996	37,048

Long term bank loans for share tender	63,158	81,081
Long term obligations under Senior Secured Notes	909,630	345,034
Long term obligations under Convertible Senior Notes	295,837	288,624
Other total long term debt, less current maturities	42,885	89,429

Total debt	$1,751,506	$841,216

The full of the short term obligations under Senior Secured Notes were fully repaid on January 4, 2010 as part of the redemption noted above

December 31, 2009
Principal repayments for the following years
2010	$439,996
2011	89,457
2012	6,634
2013	305,789
2014 and beyond	909,630

Total	$1,751,506

Included in the principle repayments due in 2010 are the Senior Secured Notes due 2012 for $358.9 million which were fully repaid on January 4, 2010 as part of the redemption noted above.

12. Income and Deferred Taxes

The Company operates in several tax jurisdictions primarily: the United States of America, Poland, Hungary and Russia. All subsidiaries file their own corporate tax returns as well as account for their own deferred tax assets and liabilities. The Company does not file a tax return in Delaware based upon its consolidated income, but does file a return in Delaware based on the statement of operations for transactions occurring in the United States of America.

The Company adopted the provisions of ASC 740-10-25 “Income taxes.” ASC 740-10-25 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. ASC 740-10-25 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. Adoption of ASC 740-10-25 did not have a significant impact on the Corporation’s financial statements. The Company is currently generating tax loss carry forwards in the United States at a 35% tax rate, which has the effect of reducing the overall effective tax rate below the 19% Polish statutory rate.

The Company files income tax returns in the U.S., Poland, Hungary, Russia, as well as in various other countries throughout the world in which we conduct our business. The major tax jurisdictions and their earliest fiscal years that are currently open for tax examinations are 2004 in the U.S., 2004 in Poland and Hungary and 2006 in Russia.

	Year ended December 31,
	2009	2008	2007

Tax at statutory rate	$18,383	($6,980)	$11,019

Tax rate differences	222	873	(740)
Valuation allowance for net operating losses	(2,611)	4,590	2,401
Permanent differences	2,501	2,899	(3,626)

Income tax expense	$18,495	$1,382	$9,054

Total income tax payments during 2009, 2008 and 2007 were $28,118 thousand, $33,919 thousand and $21,362 thousand respectively. CEDC has paid no U.S. income taxes and has net operating U.S. loss carry-forward totaling $22,630.

Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2009	2008	2007
Deferred tax assets
Accrued expenses, deferred income and prepaid, net	$15,693	$16,133	$10,344
Allowance for doubtful accounts receivable	6,252	434	2,283
Russian Alcohol acquisition	42,769	0	0
Unrealized foreign exchange losses	13,386	18,945	0
Net operating loss carry-forward benefit, Expiring in 2010 - 2026 - gross	45,910	18,595	10,059
NOL’s valuation allowance	(4,380)	(6,991)	(2,401)

Net deferred tax asset	$119,630	$47,116	$20,286

Deferred tax liability
Trademarks	140,592	106,485	100,113
Unrealized foreign exchange gains	12,266	3,585	5,069
Remeasurement of previously held equity interest in Russian Alcohol	49,182	0	0
Timing differences in finance type leases		7	60
Deferred income	563	526	0
ASC 470 impact	4,433	5,805	0
Other	1,036	882	297

Net deferred tax liability	$208,072	$117,290	$105,539

Total net deferred tax asset	119,630	47,116	20,286
Total net deferred tax liability	208,072	117,290	105,539
Total net deferred tax	(88,442)	(70,174)	(85,253)

Classified as
Current deferred tax asset	82,609	23,426	3,453
Non-current deferred tax asset	27,123	12,886	11,407
Non-current deferred tax liability	(198,174)	(106,485)	(100,113)

Total net deferred tax	($88,442)	($70,174)	($85,253)

Tax losses can be carried forward for the following periods:

Hungary*	Unrestricted period
U.S.	20 years
Russia	10 years
Poland	5 years

*	In some circumstances the Tax Office’s permission to carry the loss forward is required.

Tax liabilities (including corporate income tax, Value Added Tax (VAT), social security and other taxes) of the Company’s subsidiaries may be subject to examinations by the tax authorities for up to certain period from the end of the year the tax is payable, as follows:

Poland	5 years
Hungary	6 years
Russia	3 years

CEDC’s U.S. federal income tax returns are also subject to examination by the U.S. tax authorities. As the application of tax laws and regulations, and transactions are susceptible to varying interpretations, amounts reported in the consolidated financial statements could be changed at a later date upon final determination by the tax authorities.

13. Stock Option Plans and Warrants

The Company adopted ASC Topic 718 “Compensation—Stock Compensation” requiring the recognition of compensation expense in the Consolidated Statements of Operations related to the fair value of its employee share-based options.

The Company recognizes the cost of all employee stock options on a straight-line attribution basis over their respective vesting periods, net of estimated forfeitures. The Company has selected the modified prospective method of transition; accordingly, prior periods have not been restated.

ASC Topic 718 requires the recognition of compensation expense in the Consolidated Statements of Operations related to the fair value of employee share-based options. Determining the fair value of share-based awards at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the expected dividends. Judgment is also required in estimating the amount of share-based awards expected to be forfeited prior to vesting. If actual forfeitures differ significantly from these estimates, share-based compensation expense could be materially impacted. Prior to adopting ASC Topic 718, the Company applied Accounting Principles Board (“APB”) Opinion No. 25, and related Interpretations, in accounting for its stock-based compensation plans. All employee stock options were granted at or above the grant date market price. Accordingly, no compensation cost was recognized for fixed stock option grants in prior periods.

The Company’s 2007 Stock Incentive Plan (“Incentive Plan”) provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units to directors, executives, and other employees (“employees”) of the Company and to non-employee service providers of the Company. Following a shareholder resolution in April 2003 and the stock splits of May 2003, May 2004 and June 2006, the Incentive Plan authorizes, and the Company has reserved for future issuance, up to 1,397,333 shares of Common Stock (subject to an anti-dilution adjustment in the event of a stock split, re-capitalization, or similar transaction). The Compensation Committee of the Board of Directors of the Company administers the Incentive Plan.

The option exercise price for stock options granted under the Incentive Plan may not be less than fair market value but in some cases may be in excess of the closing price of the Common Stock on the date of grant. The Company uses the stock option price based on the closing price of the Common Stock on the day before the date of grant if such price is not materially different than the opening price of the Common Stock on the day of the grant. Stock options may be exercised up to 10 years after the date of grant except as otherwise provided in the particular stock option agreement. Payment for the shares must be in cash, which must be received by the Company prior to any shares being issued. Stock options granted to directors and officers as part of an employee employment contract vest after 2 years. Stock options granted to general employees as part of a loyalty program vest after three years. The Incentive Plan was approved by CEDC shareholders during the annual shareholders meeting on April 30, 2007 to replace the Company’s 1997 Stock Incentive Plan (the “Old Stock Incentive Plan”), which expired in November 2007. The Stock Incentive Plan will expire in November 2017. The terms and conditions of the Stock Incentive Plan are substantially similar to those of the Old Stock Incentive Plan.

Before January 1, 2006 CEDC, the holding company, realized net operating losses and therefore an excess tax benefit (windfall) resulting from the exercise of the awards and a related credit to Additional Paid-in Capital (APIC) of $2.2 million was not recorded in the Company’s books. The excess tax benefits and the credit to APIC for the windfall should not be recorded until the deduction reduces income taxes payable on the basis that cash tax savings have not occurred. The Company will recognize the windfall upon realization.

A summary of the Company’s stock option and restricted stock units activity, and related information for the twelve month periods ended December 31, 2009, 2008 and 2007 is as follows:

Total Options	Number of Options	Weighted- Average Exercise Price
Outstanding at January 1, 2007	1,319,900	$19.31
Granted	266,250	$30.84
Exercised	(272,475)	$17.12
Forfeited	(60,638)	$23.26

Outstanding at December 31, 2007	1,253,037	$22.02
Exercisable at December 31, 2007	964,849	$19.50
Outstanding at January 1, 2008	1,253,037	$22.02
Granted	234,375	$56.88
Exercised	(120,849)	$15.60
Forfeited	(16,312)	$21.83

Outstanding at December 31, 2008	1,350,252	$28.65
Exercisable at December 31, 2008	1,033,225	$22.19
Outstanding at January 1, 2009	1,350,252	$28.65
Granted	200,625	$19.94
Exercised	(59,827)	$14.27
Forfeited	(9,500)	$60.92

Outstanding at December 31, 2009	1,481,550	$27.85
Exercisable at December 31, 2009	1,051,550	$23.18

Nonvested restricted stock units	Number of Restricted Stock Units	Weighted- Average Grant Date Fair Value
Nonvested at January 1, 2007	0	$0
Granted	37,930	$34.71
Vested	0	$0
Forfeited	(2,100)	$34.51

Nonvested at December 31, 2007	35,830	$34.73
Nonvested at January 1, 2008	35,830	$34.73
Granted	38,129	$66.52
Vested	(600)	$34.51
Forfeited	(4,804)	$48.75

Nonvested at December 31, 2008	68,555	$51.42
Nonvested at January 1, 2009	68,555	$51.42
Granted	25,009	$24.89
Vested	(2,740)	$34.51
Forfeited	(11,750)	$45.00

Nonvested at December 31, 2009	79,074	$44.63

During 2009, the range of exercise prices for outstanding options was $1.13 to $60.92. During 2009, the weighted average remaining contractual life of options outstanding was 5.2 years. Exercise prices for options exercisable as of December 31, 2009 ranged from $1.13 to $44.15. The Company has also granted 25,009 restricted stock units to its employees at an average price of $24.89.

The Company has issued stock options to employees under stock based compensation plans. Stock options are issued at the current market price, subject to a vesting period, which varies from one to three years. As of December 31, 2009, the Company has not changed the terms of any outstanding awards.

During the twelve months ended December 31, 2009, the Company recognized compensation cost of $3.78 million and a related deferred tax asset of $0.65 million.

As of December 31, 2009, there was $2.79 million of total unrecognized compensation cost related to non-vested stock options and restricted stock units granted under the Plan. The costs are expected to be recognized over a weighted average period of 24 months through 2009-2012.

Total cash received from exercise of options during the twelve months ended December 31, 2009 amounted to $0.9 million.

For the twelve month period ended December 31, 2009, the compensation expense related to all options was calculated based on the fair value of each option grant using the binomial distribution model. The Company has never paid cash dividends and does not currently have plans to pay cash dividends, and thus has assumed a 0% dividend yield. Expected volatilities are based on average of implied and historical volatility projected over the remaining term of the options. The expected life of stock options is estimated based on historical data on exercise of stock options, post-vesting forfeitures and other factors to estimate the expected term of the stock options granted. The risk-free interest rates are derived from the U.S. Treasury yield curve in effect on the date of grant for instruments with a remaining term similar to the expected life of the options. In addition, the Company applies an expected forfeiture rate when amortizing stock-based compensation expenses. The estimate of the forfeiture rates is based primarily upon historical experience of employee turnover. As individual grant awards become fully vested, stock-based compensation expense is adjusted to recognize actual forfeitures. The following weighted-average assumptions were used in the calculation of fair value:

	2009	2008
Fair Value	$8.07	$18.16
Dividend Yield	0%	0%
Expected Volatility	47.3% - 80.4%	34.1% - 38.5%
Weighted Average Volatility	57.6%	37.5%
Risk Free Interest Rate	0.4% - 0.5%	1.5% - 3.2%
Expected Life of Options from Grant	3.2	3.2

14. Commitments and Contingent Liabilities

The Company is involved in litigation from time to time and has claims against it in connection with matters arising in the ordinary course of business. In the opinion of management, the outcome of these proceedings will not have a material adverse effect on the Company’s operations.

The Polmos Bialystok Acquisition

As part of the Share Purchase Agreement related to the October 2005 Polmos Bialystok Acquisition, the Company is required to ensure that Polmos Bialystok will make investments of at least 77.5 million Polish zloty during the six years after the acquisition was consummated. As of December 31, 2009, the Company had invested 71.1 million Polish zloty (approximately $24.9 million) in Polmos Bialystok.

The Whitehall Acquisition

As part of the Whitehall Investment, the Company entered into a shareholders’ agreement with the other shareholder pursuant to which the Company has the right to purchase, and the other shareholder has the right to require the Company to purchase, all (but not less than all) of the shares of Whitehall capital stock held by such shareholder. Either of these rights may be exercised at any time, subject, in certain circumstances, to the consent of third parties. The aggregate price that the Company would be required to pay in the event either of these rights is exercised will fall within a range, determined based on Whitehall’s EBIT as well as the EBIT of certain related businesses, during two separate periods: (1) the period from January 1, 2008 through the end of the year in which the right is exercised, and (2) the two full financial years immediately preceding the end of the year in which the right is exercised, plus, in each case, the time-adjusted value of any dividends paid by Whitehall. Subject to certain limited exceptions, the exercise price will be (A) no less than the future value as of the date of exercise of $32.0 million, and (B) no more than the future value as of the date of exercise of $89.0 million, plus, in each case, the time-adjusted value of any dividends paid by Whitehall.

In the event that the Company is required to refinance or retire the indebtedness described above, and/or acquires the capital stock of Whitehall, such transactions would be financed through additional sources of debt or equity funding. We cannot provide assurances as to whether or on what terms such funding would be available.

The Russian Alcohol Acquisition

As part of the acceleration of the Option Agreement on December 9, 2009, related to the Russian Alcohol Acquisition (see Note 2), the company had a series of payment obligation payable in 2009 and 2010. As of December 31, 2009, the Company had remaining obligations under this agreement to Lion for $155 million of which $100 million was funded into escrow and recorded as Restricted Cash on the balance sheet. In January 2010, the Company paid $110 million to Lion leaving the last remaining payment of $45 million, payable in cash or shares due in April 2010.

Also as part of the November 2009 agreement with Lion Capital and Kylemore International Invest Corp., for the acquisition of Kylemore’s indirect equity interests in Russian Alcohol (see Note 2) the Company paid $5.0 million in January 2009 and is to pay another $5.0 million on February 1, 2011 to Kylemore.

Operating Leases and Rent Commitments

The Company makes rental payments for real estate, vehicles, office, computer, and manufacturing equipment under operating leases. The following is a schedule by years of the future rental payments under the non-cancelable operating lease as of December 31, 2009:

2010	$6,374
2011	2,230
2012	2,223
2013	2,149
Thereafter	2,149

Total	$15,125

During the fourth quarter of 2009, the Company continued its policy of renewing its transportation fleet by way of capital leases. The future minimum lease payments for the assets under capital lease as of December 31, 2009 are as follows:

2010	$481
2011	480
2012	0

Gross payments due	$961
Less interest	(77)

Net payments due	$884

Supply contracts

The Company has various agreements covering its sources of supply, which, in some cases, may be terminated by either party on relatively short notice. Thus, there is a risk that a portion of the Company’s supply of products could be curtailed at any time.

15. Stockholders’ Equity

On February 24, 2009, the Company and the seller amended the terms of the Stock Purchase Agreement governing the Whitehall acquisition to satisfy the Company’s obligations to the seller pursuant to a share price guarantee in the original Stock Purchase Agreement. Pursuant to the terms of this amendment, the Company paid to the seller $7,876,351 in cash, issued to the seller 2,100,000 shares of its common stock, and will make certain future cash payments, in settlement of a minimum share price guarantee by the Company and as consideration for additional equity in Whitehall, as discussed in Note 2, above.

On July 24, 2009, the Company consummated the offer and sale of 8,350,000 shares of the Company’s common stock, of which 6,850,000 shares were issued and sold by the Company and 1,500,000 shares of common stock were sold by Mark Kaoufman. Pursuant to that offering, the Company granted the underwriters a 25-day over-allotment option to purchase up to an additional 835,000 shares of common stock from the Company at the same price in a public offering pursuant to a Registration Statement on Form S-3 and a related prospectus filed with the Securities and Exchange Commission, which option the underwriters exercised in full. The Company received $179.6 million from the Offering, including the over-allotment shares, after deducting underwriting discounts and estimated offering expenses payable by the Company.

On September 2, 2009, the Company filed a prospectus supplement with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-3 registering for resale by Lion/Rally Cayman 5, a company incorporated in the Cayman Islands, the 540,873 shares of the Company’s common stock issued to Cayman 5 on that same date in connection with Russian Alcohol acquisition. The Company did not receive any proceeds from the sale.

On September 15, 2009, the Company issued to Cirey Holdings, in connection with Russian Alcohol acquisition, 479,499 shares of the Company’s common stock. The Company did not receive any proceeds from the sale.

On November 10, 2009, the Company issued to Kylemore 479,499 shares of the Company’s common stock in exchange of acquiring the remaining indirect equity interest in Russian Alcohol that was not held by Lion or CEDC. The Company did not receive any proceeds from the sale.

On November 24, 2009 the Company consummated an offer and sale of an aggregate of 10,250,000 shares of the Company’s common stock, par value $0.01 per share, at a price of $31.00 per share. The Company received $308 million from the offering after underwriting discounts and estimated offering expenses payable by the Company.

16. Interest income / (expense)

For the twelve months ended December 31, 2009 and 2008 respectively, the following items are included in Interest income / (expense):

	Twelve months ended December 31,
	2009	2008
Interest income	$10,930	$9,848
Interest expense	(84,398)	(57,658)

Total interest (expense), net	($73,468)	($47,810)

17. Other financial income / (expense)

For the twelve months ended December 31, 2009 and 2008, the following items are included in Other financial income / (expense):

	Year ended December 31,
	2009	2008

Foreign exchange impact related to foreign currency financing	$41,059	($165,294)
Foreign exchange impact related to long term Notes receivable	0	34,328
Hedge closure	(2,979)	0
Early redemption costs connected with debt facility	(13,916)	0
Other gains / (losses)	1,029	7,165

Total other financial income / (expense), net	$25,193	($123,801)

18. Earnings per share

The following table sets forth the computation of basic and diluted earnings per share for the periods indicated.

	Twelve months ended December 31,
	2009	2008	2007
Basic:
Net income / (loss) from continuing operations, net of noncontrolling interests in subsiadiaries	$72,677	($36,952)	$48,939
Income / (loss) on discontinued operations	8,360	22,034	29,231

Net income / (loss)	$81,037	($14,918)	$78,170

Weighted average shares of common stock outstanding (used to calculate basic EPS)	53,772	44,088	39,871
Net effect of dilutive employee stock options based on the treasury stock method	208	657	540

Weighted average shares of common stock outstanding (used to calculate diluted EPS)	53,980	44,745	40,411

Net income / (loss) per common share - basic:
Continuing operations	$1.35	($0.84)	$1.23
Discontinued operations	$0.16	$0.50	$0.73

	$1.51	($0.34)	$1.96

Net income / (loss) per common share - diluted:
Continuing operations	$1.35	($0.84)	$1.21
Discontinued operations	$0.15	$0.49	$0.72

	$1.50	($0.34)	$1.93

As of December 31, 2008, the Company excluded 657 thousand shares from the above EPS from continuing operations calculation because they would have had antidilutive impact for the 2008 period presented.

Employee stock options grants have been included in the above calculations of diluted earnings per share since the exercise price is less than the average market price of the common stock during the twelve months periods ended December 31, 2009, 2008 and 2007. In addition there is no adjustment to fully diluted shares related to the Convertible Senior Notes as the average market price was below the conversion price for the period.

19. Financial Instruments

Financial Instruments and Their Fair Values

Financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, bank loans, overdraft facilities and long-term debt. The monetary assets represented by these financial instruments are primarily located in Poland, Hungary and Russia. Consequently, they are subject to currency translation risk when reporting in U.S. Dollars.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

•	Cash and cash equivalents—The carrying amount approximates fair value because of the short maturity of those instruments.

•

Short term securities—This consists of FX options to protect against foreign exchange risk of payments related to term loans denominated in U.S. Dollars in years 2009 and 2010. At quarter end the change in fair value of options, based on the mark to market valuation, is recorded as a gain or loss in the consolidated statement of operations.

•	Equity method investment in affiliates—The fair value of investment in joint venture with Möet Hennessy based on a independent valuation prepared on acquisition.

The estimated fair values of the Corporation’s financial instruments are as follows:

December 31, 2009
Carrying Amount
Cash and cash equivalents	$126,439
Restricted Cash	481,419
Equity method investment in affiliates	244,504

Derivative financial instruments

The Company is exposed to market movements in foreign currency exchange rates that could affect the Company’s results of operations and financial condition. In accordance with ASC Topic 815 “Derivatives and Hedging”, the Company recognizes all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value.

The fair values of the Company’s derivative instruments can change with fluctuations in interest rates and/or currency rates and are expected to offset changes in the values of the underlying exposures. The Company’s derivative instruments are held to hedge economic exposures. The Company follows internal policies to manage interest rate and foreign currency risks, including limitations on derivative market-making or other speculative activities.

To qualify for hedge accounting under ASC Topic 815, the details of the hedging relationship must be formally documented at the inception of the arrangement, including the risk management objective, hedging strategy, hedged item, specific risk that is being hedged, the derivative instrument, how effectiveness is being assessed and how ineffectiveness will be measured. The derivative must be highly effective in offsetting either changes in the fair value or cash flows, as appropriate, of the risk being hedged.

Effectiveness is evaluated on a retrospective and prospective basis based on quantitative measures. When it is determined that a derivative is not, or has ceased to be, highly effective as a hedge, the Company discontinues hedge accounting prospectively. The Company discontinues hedge accounting prospectively when (1) the derivative is no longer highly effective in offsetting changes in the cash flows of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; or (4) management determines that designating the derivative as a hedging instrument is no longer appropriate.

Fair value hedges are hedges that offset the risk of changes in the fair values of recorded assets, liabilities and firm commitments. The Company records changes in the fair value of derivative instruments which are designated and deemed effective as fair value hedges, in earnings offset by the corresponding changes in the fair value of the hedged items.

In September 2005, the Company entered into a coupon swap arrangement which exchanges a fixed euro based coupon of 8%, with a variable euro based coupon (IRS) based upon the 6 month Euribor rate plus a margin. The hedge was accounted for as a fair value hedge according to ASC Topic 815 and tested for effectiveness on a quarterly basis using the long haul method. Under this method, as long as the hedge is deemed highly effective both the fair value of the hedge and the hedge item are marked to market with the net impact recorded as gain or loss in the statement of operations.

In January 2009, the remaining portion of the IRS hedge related to the Senior Secured Notes was closed and written off with a net cash settlement of approximately $1.9 million.

During 2009 also the Company’s subsidiary, Russian Alcohol was part of the following hedge transactions:

•	U.S. dollar to Russian ruble foreign exchange rate hedge to protect against foreign exchange risk of payments related to term loans denominated in U.S. dollars.

•	Interest rate hedge to fix cost related to the term loans denominated in U.S. dollars with floating interest rate.

Both of these hedges are not qualified for hedging accounting with all changes in fair values at the end of each interim period being recorded as a gain or loss in the statement of operations base on the mark to market valuation. During the fourth quarter of 2009 the Company closed these hedges as the underlying bank facilities have been refinanced with proceeds received from issuance of bonds in December 2009. These hedges then were written off with a net cash settlement of approximately $4.9 million.

20. Fair value measurements

The Company adopted ASC Topic 820 “Fair Value Measurements and Disclosures”, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company evaluated the position of each financial instrument measured at fair value in the hierarchy individually based on the valuation methodology applied. As at December 31, 2009, the Company has no material financial assets or liabilities carried at fair value using significant level 1, level 2 or level 3 inputs.

In the fourth quarter of 2009 the Company’ subsidiary, Russian Alcohol closed the following hedge transactions that were valued using level 2 inputs:

•	U.S. dollar to Russian ruble foreign exchange rate hedge to protect against foreign exchange risk of payments related to term loans denominated in U.S. dollars.

•	Interest rate hedge to fix cost related to the term loans denominated in U.S. dollars with floating interest rate.

Both of these hedges are not qualified for hedging accounting with all changes in fair values at the end of each interim period being recorded as a gain or loss in the statement of operations base on the mark to market valuation. During the fourth quarter of 2009 the Company closed these hedges as the underlying bank facilities have been refinanced with proceeds received from issuance of bonds in December 2009. These hedges then were written off with a net cash settlement of approximately $4.9 million.

As of December 31, 2009 the Company is not part of any hedging transactions.

Coupon Swap

In September 2005, the Company entered into a coupon swap arrangement which exchanges a fixed euro based coupon of 8%, with a variable euro based coupon (IRS) based upon the 6 month Euribor rate plus a margin. The hedge is accounted for as a fair value hedge according to ASC Topic 815 and is tested for effectiveness on a quarterly basis using the long haul method. Under this method, as long as the hedge is deemed highly effective both the fair value of the hedge and the hedged item are marked to market with the net impact recorded as gain or loss in the statement of operations.

In January 2009, the remaining portion of the IRS hedge related to the Senior Secured Notes was closed and written off with a net cash settlement of approximately $1.9 million.

21. Operating segments

As a result of the Company’s expansion into new geographic areas, namely Russia, the Company has changed its internal management financial reporting by implementing a segmental approach to the business based upon geographic locations. As such the Company operates in three primary segments: Poland, Russia and Hungary. The business segments reflect how the Company’s operations are managed, how operating performance within the Company is evaluated by senior management and the structure of its internal financial reporting.

The Company evaluates performance based on operating income of the respective business units. The accounting policies of the segments are the same as those described for the Company in the Summary of Significant Accounting policies in Note 1 and include the recently issued accounting pronouncement described in Note 1. Transactions between segments consist primarily of sales of products and are accounted for at cost plus an applicable margin.

The Company’s areas of operations are principally in Poland, Russia and Hungary. Revenues are attributed to countries based on the location of the selling company.

	Segment Net Revenues Year ended December 31,
	2009	2008	2007
Segment
Poland	$258,727	$397,961	$360,829
Russia	394,102	129,799	—
Hungary	36,585	43,482	37,221

Total Net Sales	$689,414	$571,242	$398,050

	Operating Profit Year ended December 31,
	2009	2008	2007
Segment
Poland	$95,971	$95,178	$79,315
Russia	90,696	39,745	—
Hungary	6,149	7,641	7,491
Corporate Overhead
General corporate overhead	(4,570)	(3,353)	(4,398)
Option Expense	(3,781)	(3,850)	(1,870)

Total Operating Profit	$184,465	$135,361	$80,538

	Equity in the net income/(loss) of investees accounted for by the equity method Year ended December 31,
	2009	2008	2007
Segment
Poland	$0	$0	$0
Russia	(5,583)	1,168	0
Hungary	0	0	0

Total equity in the net income of investees accounted for by the equity method	($5,583)	$1,168	$0

	Depreciation Year ended December 31,
	2009	2008	2007
Segment
Poland	$2,664	$3,399	$2,825
Russia	3,442	1,401	0
Hungary	439	644	591
General corporate overhead	33	13	8

Total depreciation	$6,578	$5,457	$3,424

	Income tax Year ended December 31,
	2009	2008	2007
Segment
Poland	($630)	($6,539)	$7,255
Russia	19,993	10,472	0
Hungary	329	1,328	1,092
General corporate overhead	(1,197)	(3,880)	707

Total Income tax	$18,495	$1,382	$9,054

	Identifiable Operating Assets
	December 31, 2009	December 31, 2008
Segment
Poland	$1,348,131	$1,362,448
Russia	2,269,098	718,770
Hungary	38,643	37,842
Corporate	389,319	5,973

Total Identifiable Assets	$4,045,191	$2,125,033

	Goodwill
	December 31, 2009	December 31, 2008
Segment
Poland	$402,433	$387,477
Russia	1,074,314	107,911
Hungary	7,325	7,053
Corporate	0	0

Total Goodwill	$1,484,072	$502,441

22. Related Party Transactions

In January of 2005, the Company entered into a rental agreement for a facility located in northern Poland, which is 33% owned by the Company’s Chief Operating Officer. The monthly rent to be paid by the Company for this location is approximately $16,300 per month and relates to facilities to be shared by two subsidiaries of the Company.

During the twelve months of 2009, the Company made sales and purchases transactions with ZAO Urhozay an entity partially owned by a CEDC Board Member, Sergey Kupriyanov. Urozhay was acting as a toll filler for the Company. All sales primarily related to raw materials for production were made on normal commercial terms, and total sales for the twelve months ended December 31, 2009 were approximately $25.2 million. Purchases of finished goods from ZAO Urozhay were approximately $78.1 million. As of September 30, 2009 the Company began all production of Parliament vodka form its own production unit and thereafter Urozhay stopped acting as a toll filler for the Company.

On September 25, 2009, the Company acquired the remaining 15% of the share capital of Parliament that it did not already hold. Mr. Sergey Kupriyanov, a member of the Company’s board of directors, had an indirect minority interest in Parliament and as a result thereof had an approximate 22% interest in the $70.2 million total consideration paid for the remaining 15% and the approximately $16.7 million paid by the Company in connection with the completion of the Company’s initial acquisition of 85% of the share capital of Parliament (of which $9.9 million was paid on October 30, 2009 and the remainder was paid on December 16, 2009). The price terms under those transactions were determined based on arms-length negotiations among the parties.

During the twelve months of 2009, the Company made sales to a restaurant which is partially owned by the Chief Executive Officer of the Company. All sales were made on normal commercial terms, and total sales for the twelve months ended December 31, 2009 and 2008 were approximately $119,000 and $73,000.

23. Subsequent Events

On January 4, 2010 the Company completed the redemption of its Senior Secured Notes due 2012 with the final payment of all outstanding principal accrued interest and call premium, releasing the cash of €263.9 million (approximately $380.4 million), recorded in Restricted Cash at year end, from the Trustee thus the relieving the Company of all of its remaining obligations under the Senior Secured Notes indenture.

On January 11, 2010, the Company paid $110 million to Lion as part of the acceleration of the Option Agreement concluded on November 19, 2009 (see Note 2) and on January 20, 2010 the Company purchased the sole voting share of Lion/Rally Cayman 6 from an affiliate of Lion and thereby acquired full control of Russian Alcohol. The voting share comprised the remaining interest in Russian Alcohol that was not owned by the Company and was only available to the Company after the receipt of antimonopoly clearances for the acquisition from the Russian Federal Antimonopoly Commission and the Antimonopoly Committee of the Ukraine, which the Company has since received.

24. Quarterly financial information (Unaudited)

The Company’s net sales, gross profit, operating income and net income for 2008 have been allocated to quarters using the same proportion as our previously reported data. The table below demonstrates the movement and significance of seasonality in the statement of operations. For further information, please refer to Item 6. Selected Financial Data.

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2009	2008	2009	2008	2009	2008	2009	2008
Net Sales	$70,772	$108,775	$175,891	$146,123	$187,543	$156,923	$255,208	$159,421
Seasonality	10.3%	19.0%	25.5%	25.6%	27.2%	27.5%	37.0%	27.9%
Gross Profit	33,695	39,213	91,345	61,433	95,514	68,595	128,378	80,727
Gross Profit %	47.6%	36.0%	51.9%	42.0%	50.9%	27.4%	50.3%	32.3%
Operating Income	13,179	17,347	242,630	29,181	27,018	35,990	-98,362	52,843
Operating Income %	7.1%	12.8%	131.5%	21.6%	14.6%	26.6%	-53.3%	39.0%
Income / (loss) on discontinued operations	2,626	2,824	2,322	4,750	1,775	5,859	1,637	8,601
Net income / (loss)	($87,772)	$14,731	$215,975	$36,925	$47,193	($582)	($94,359)	($65,992)

Net income/(loss) from operations per share of common stock, basic	($1.83)	$0.36	$4.39	$0.87	$0.86	($0.01)	($1.51)	($1.41)
Net income/(loss) from operations per share of common stock, diluted	($1.83)	$0.36	$4.37	$0.85	$0.85	($0.01)	($1.51)	($1.41)

For the three months ended December 31, 2008, March 31, 2009 and December 31, 2009, the Company excluded 211 thousand, 81 thousand, and 366 thousand shares respectively from the above EPS calculation because they would have had antidilutive impact for the fourth quarter 2008, the first quarter 2009 and the fourth quarter 2009 periods presented.

Seasonality is calculated as a percent of full year sales recognized in the relevant quarter.

25. Geographic Data

Net sales and long-lived assets, by geographic area, consisted of the following for the three years ended December 31, 2009, 2008 and 2007:

	Year ended December 31,
(In thousands)	2009	2008	2007
Net Sales to External Customers (a):
United States	$1,257	$798	$716
International
Poland	242,625	374,070	347,659
Russia	388,193	129,417	0
Hungary	36,585	43,482	37,221
Other	20,754	23,475	12,454

Total international	688,157	570,444	397,334

Total	$689,414	$571,242	$398,050

Long-lived assets (b):
United States	$19	$51	$9
International
Poland	760,237	709,274	618,757
Russia	499,532	420,402	0
Hungary	976	1,288	1,088

Total international	1,260,746	1,130,964	619,845

Total consolidated long-lived assets	$1,260,765	$1,131,015	$619,854

(a)	Net sales to external customers based on the location to which the sale was delivered.
(b)	Long-lived assets primarily consist of property, plant and equipment and trademarks.